UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 2, 2011

LUNAR GROWTH CORPORATION
(Exact name of registrant as specified in its charter)

Cayman Islands
(State or other jurisdiction of incorporation)
000-52342	N/A
(Commission File Number)	(IRS Employer Identification No.)

Room 2416 Fuxing International Merchant Plaza,
186# Xinhua Rd, Wuhan,
People’s Republic of China, 430022

 (Address of principal executive offices and zip code)

+86 027 85554007

 (Registrant's telephone number including area code)

c/o Nautilus Global Partners
700 Gemini, Suite 100, Houston, TX 77056

 (Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

This Current Report on Form 8-K and other reports filed by Lunar Growth Corporation from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward-looking statements and information that is based upon beliefs of, and information currently available to, Lunar Growth Corporation’s management as well as estimates and assumptions made by management. When used in the Filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to us or our management identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to industry, our operations and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.  The following discussion should be read in conjunction with the audited consolidated financial statements of Fortune Health Management Limited for the fiscal years ended June 30, 2010, 2009 and 2008, and the related notes thereto, and the unaudited interim consolidated financial statements as of December 31, 2010, and for the six months ended December 31, 2009 and 2010, and the related notes thereto, filed as exhibits to this Form 8-K.

In this Form 8-K, references to “we,” “our,” “us,” or the “Company” refer to Lunar Growth Corporation, a Cayman Islands company, and its consolidated subsidiaries including Chongqing Jiafu Health Industry Co., Ltd. on a combined basis.

Item 1.01 Entry Into A Material Definitive Agreement

On May 2, 2011, the (“Closing Date”), we acquired Fortune Health Management Limited, a British Virgin Islands (“BVI”) company (“Fortune Health”) that, through its contractual arrangements with operating entities in the People’s Republic of China (the “PRC” or “China”), is in the business of franchising and operating a chain of foot massage spas in China.

On the Closing Date, pursuant to a share exchange agreement (the “Exchange Agreement”) by and among the Company, Fortune Health, the holders of all outstanding shares of Fortune Health (the “Fortune Health Shareholders”), we acquired all outstanding shares of Fortune Health (the “Fortune Health Shares”) from the Fortune Health Shareholders, and the Fortune Health Shareholders transferred all of Fortune Health Shares to us.

On the Closing Date, we issued 19,400,325 of our ordinary shares to the Fortune Health Shareholders and their designees, constituting 75% of all our outstanding shares on fully diluted basis.  In addition, we have agreed to issue an additional 135,802,275 ordinary shares to the Fortune Health Shareholders and their designees, as soon as practicable after the Company effectuates an amendment to its Articles of Association to increase its authorized ordinary shares.  Together the 19,400,325 ordinary shares and the 135,802,275 ordinary shares equal 155,202,600 ordinary shares, or 96% of our ordinary shares on a fully-diluted basis.

A copy of the Exchange Agreement is included as Exhibit 2.1 to this Current Report on Form 8-K and is hereby incorporated by reference. All references to the Exchange Agreement and other exhibits to this Current Report are qualified, in their entirety, by the text of such exhibits.

Item 2.01 Completion of Acquisition or Disposition of Assets

Closing of Exchange Agreement

On the Closing Date, we entered into an agreement to acquire and completed the acquisition of Fortune Health, a BVI company that, through contractual arrangements with operating entities in the PRC, is in the business of franchising and operating foot massage spas in the PRC.  These spas specialize in foot massage and also offer other therapeutic massage services, such as Chinese and Thai-style massages.  Pursuant to the terms of the Exchange Agreement, the Fortune Health Shareholders transferred and contributed all Fortune Health Shares to us, and we issued 19,400,325 of our ordinary shares to the Fortune Health Shareholders and their designees, constituting 75% of all our outstanding shares on fully diluted basis.  In addition, we have agreed to issue an additional 135,802,275 ordinary shares to the Fortune Health Shareholders and their designees, as soon as practicable after the Company effectuates an amendment to its Articles of Association to increase its authorized ordinary shares.  Together the 19,400,325 ordinary shares and the 135,802,275 ordinary shares equal 155,202,600 ordinary shares, or 96% of our ordinary shares on a fully-diluted basis.  On the Closing Date, pursuant to the terms of the Exchange Agreement, we completed the acquisition and acquired all the ownership of Fortune Health.

Prior to the Closing Date, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Accordingly, pursuant to the requirements of Item 2.01(a)(f) of Form 8-K, set forth below is the information that would be required if we were filing a general form for registration of securities on Form 10 under the Exchange Act, reflecting our ordinary shares, which is the only class of our securities subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act upon consummation of the transactions contemplated by the Exchange Agreement, with such information reflecting us and our securities upon consummation of the share exchange pursuant to the Exchange Agreement.

Our current corporate structure is set forth below:

We are a Cayman Islands company that was incorporated on September 27, 2006 as an exempted company with limited liability.  On the Closing Date we acquired Fortune Health, a BVI company that was incorporated on September 8, 2010.  Fortune Health acts as a holding company and its sole assets are the shares of Wuhan Kangfu Consulting and Management Corporation (“Kangfu Consulting”), a wholly foreign-owned enterprise in the PRC.

Our wholly owned subsidiary, Kangfu Consulting, has entered into a series of contractual arrangements with Chongqing Jiafu Health Industry Co., Ltd., a PRC company (“Jiafu Health”) and its shareholders, which enable us to:

•      exercise effective control over the business management and shareholder voting rights of Jiafu Health;

•      receive substantially all of the economic benefits of Jiafu Health through service fees and management fees, in consideration for the consulting services and the business management provided by Kangfu Consulting; and

•      have an exclusive option to purchase all or part of the equity interests/assets/business in Jiafu Health when and to the extent permitted under PRC laws.

We do not have an equity interest in Jiafu Health.  However, as a result of these contractual arrangements, we are considered the primary economic beneficiary of Jiafu Health and we treat it as a Variable Interest Entity (“VIE”) under the Generally Accepted Accounting Principles in the United States, or U.S. GAAP. Accordingly, we have consolidated the financial statements of Jiafu Health in our consolidated financial statements for the three years ended June 30, 2010, 2009 and 2008, and the six months ended December 31, 2010.

Incorporated in October of 2006, Jiafu Health owns and franchises foot massage spas in China.  In 2004, Jiafu Health’s founder Mr. Jiafu Guo, founded Chongqing Jiafu Fuqiao Health Care Service Co., Ltd., (“Fuqiao Health”).  Fuqiao Health started 64 spa franchises.  Mr. Jiafu Guo later incorporated Jiafu Health as part of a reorganization to focus on not only franchising but also acquiring and operating proven franchises.  Jiafu Health took over the franchise network of Fuqiao Health, and later acquired 56 of the 64 spas.  In addition, from its founding through December 31, 2010, Jiafu Health has sold an additional 312 franchises, 164 of which it acquired.  Jiafu Health has also acquired 20 spas that were not Fuqiao Health or Jiafu Health franchises.  In total as of December 31, 2010, Jiafu Health has acquired 240 spas, which are referred as “Company Spas.”  Jiafu Health receives all the revenues of the Company Spas and directly approves all significant expenses, and Jiafu Health can convert the spa licensing and direct ownership to Jiafu Health at any time.  As of December 31, 2010, Jiafu Health also has 156 franchises, which are independently owned and operated.

Of the 240 Company Spas, 47 were originally owned by 43 PRC limited liability companies.  Jiafu Health purchased the shares of these companies, which are now Jiafu Health subsidiaries.   The names of the 43 limited liability companies are listed in the following table:

1.	Wuwei City Liangru District Qingmengxuan Trading Co., Ltd.
2.	Boxing County Boxing Hotel Co., Ltd.
3.	Wuhan Bofeng Hotel Management Co., Ltd.
4.	Beijing Shenggao Wanhe Spa Co., Ltd.
5.	Wuhan Bayufeng Health Care Co., Ltd.
6.	Ganzhou City Yi Chamber Health Care Co., Ltd,
7.	Xiamen Jianlan Foot Care Co., Ltd.
8.	Wuhan Huifu Culture Development Co., Ltd.
9.	Qingdao Jiafu Fuqiao Health Industry Co., Ltd.
10.	Changsha Jiafu Investment Consulting Co., Ltd.
11.	Chengdu Jinfuqiao Health Leisure Co., Ltd.
12.	Shenzhen City Yongkangfu Health Care Co., Ltd.
13.	Guangxi Jiafu Fuqiao Leisure Entertainment Co., Ltd.
14.	Xiamen Huamin Hotel Co., Ltd.
15.	Guangxi Nanning Fengzu Health Care Co., Ltd.
16.	Dazhou Fuyuda Trading Co., Ltd.
17.	Chongqing Shaping Jiafu Fuqiao Health Leisure Service Co., Ltd.
18.	Wuhan Fuyu Jiafu Fuqiao Leisure Service Co., Ltd.
19.	Wuhan Guoyu Jiafu Fuqiao Leisure Service Co., Ltd.
20.	Shanghai Giving Fufiao Foot Care Health Co., Ltd.
21.	Wuhan Shidai Chaoyang Foot Care Health Management Co., Ltd.
22.	Chongqing Kun'an Foot Care Service Co., Ltd.
23.	Chongqing Jiujie Industry Co., Ltd.
24.	Tongchuan Shengshijiaren Foot Care Health Service Co., Ltd.
25.	Chengdu City Jiafu Fuqiao Health Care Service Co., Ltd.
26.	Langfang City Green Sea Foot Massage Health Care Co., Ltd.
27.	Beijing Guo Shi Fuqiao Bathing Co., Ltd.
28.	Shanghai Pay Fuqiao Foot Massage Health Care Co., Ltd.
29.	Shanghai Fortune Fuqiao Foot Massage Health Care Co., Ltd.
30.	Shanghai Mansion Arbor Fuqiao Foot Massage Health Care Co., Ltd.
31.	Shanghai Lotus Fuqiao Foot Massage Health Care Co., Ltd.
32.	Shanghai Fourier Fuqiao Foot Massage Health Care Co., Ltd.
33.	Shanghai Mansion Fuqiao Foot Massage Health Care Co., Ltd.
34.	Shanghai Trust Fuqiao Foot Massage Health Care Co., Ltd.

35.	Beijing Shengye Antai Technique and Trading Co., Ltd.
36.	Beijing Chunfeng Foot Care Beauty and Hairdressing Co., Ltd.
37.	Beijing Guo Shi Fuqiao Eastern Door East Spa Co., Ltd.
38.	Beijing Green Water Ark Entertainment Club Co., Ltd.
39.	Eastern Rich (Beijing) Gym Club Co., Ltd.
40.	Putian City Chengxiang District Runyang Foot massage Health Care Co., Ltd.
41.	Ezhou City Jiafu Health Care Co., Ltd.
42.	Zibo Geat Restaurant Culture Co., Ltd.
43.	Guangxi Jiazhifu Health Care Co., Ltd.

For the remaining 193 Company Spas, 191 of which were originally formed as sole proprietorships, individually owned businesses or partnerships and two as branches of limited liability companies, Jiafu Health purchased the assets of such spas, but the parties agreed to leave the ownership of the business license unchanged and to have Jiafu Health control the respective spa's operations and financial benefits through management agreement in lieu of direct ownership of such spas.  For these 193 spas, Jiafu Health receives all of the revenues and directs all expenses, and Jiafu Health can convert the spa license and ownership to reflect Jiafu Health at any time.

The following is a summary of the currently effective contracts among our subsidiary Kangfu Consulting, Jiafu Health and the respective shareholders of Jiafu Health.  Each such agreement is governed by PRC law.

Entrusted Management Agreement

Pursuant to an entrusted management agreement (the “Entrusted Management Agreement”) among Jiafu Guo, Feng Wu, Xiangju Mu (collectively, the “Jiafu Health Shareholders”), Jiafu Health and Kangfu Consulting, Jiafu Health and the Jiafu Health Shareholders agreed to entrust the business operations and management of Jiafu Health to Kangfu Consulting until Kangfu Consulting acquires all of the assets or equity of Jiafu Health (as more fully described under “Exclusive Option Agreement” below).  Pursuant to the Entrusted Management Agreement, Kangfu Consulting manages all of Jiafu Health’s operations, and controls all of Jiafu Health’s cash flow and assets through entrusted or designated bank accounts, and Kangfu Consulting assumes all the operation risks and bears all losses of Jiafu Health, including paying all Jiafu Health’s debts to the extent Jiafu Health is not able to pay such debts.   Kangfu Consulting has right to collect a management fee from Jiafu Health, which shall be paid after payment of a certain service fee to Kangfu Consulting, as more fully described in the section entitled “Exclusive Technology Service Agreement,” below.  Jiafu Health must appoint the persons designated by Kangfu Consulting to be its executive director or directors, general manager, chief financial officer and any other senior officers.  The Entrusted Management Agreement will remain in effect until Kangfu Consulting acquires Jiafu Health or Jiafu Health is dissolved.

Shareholders’ Voting Proxy Agreement

Pursuant to a shareholders’ voting proxy agreement (the “Shareholders’ Voting Proxy Agreement”) between the Jiafu Health Shareholders and Kangfu Consulting, the Jiafu Health Shareholders irrevocably appointed the designee of Kangfu Consulting as their proxy to vote on all matters with respect to the Jiafu Health Shareholders’ shares of Kangfu Consulting.  The Shareholders’ Voting Proxy Agreement may not be terminated prior to the completion of acquisition of all assets or equity of Jiafu Health by Kangfu Consulting.

Exclusive Option Agreement

Pursuant to the exclusive option agreement (the “Exclusive Option Agreement”) among the Jiafu Health Shareholders, Jiafu Health and Kangfu Consulting, the Jiafu Health Shareholders and Jiafu Health granted Kangfu Consulting an irrevocable, exclusive purchase option to purchase all or part of the shares of Jiafu Health held by the Jiafu Health Shareholders, and all the assets and business of Jiafu Health. The option is exercisable at any time but only to the extent that such purchase does not violate any PRC law then in effect.  The exercise price will be the minimum price permitted under then applicable PRC law.  Only the Kangfu Consulting has the power to terminate the Exclusive Option Agreement.

Exclusive Technology Service Agreement

Pursuant to the technology service agreement between Jiafu Health and Kangfu Consulting (the “Exclusive Technology Service Agreement”), Jiafu Health engaged Kangfu Consulting as the sole technology service provider relating to, among other things, consultation of corporate management, service technology, marketing, purchase of equipment and certain other business services required by Jiafu Health. Pursuant to the Exclusive Technology Service Agreement, Jiafu Health agreed to pay a service fee to Kangfu Consulting based on certain factors set forth in the agreement, and Jiafu Health agreed not to engage any third party for any of its technology services provided under the agreement. In addition, Kangfu Consulting exclusively owns all intellectual property rights resulting from the performance of this agreement. The Exclusive Technology Service Agreement will remain in effect until the acquisition of all assets or equity of Jiafu Health by Kangfu Consulting is completed or Jiafu Health is dissolved.

Call Option Agreements

Jiafu Guo, Feng Wu, Xiangju Mu, Mary Hu, Kaifu Cai, Li Liu (each of them, a “Purchaser”), have entered into call option agreements (collectively, the “Call Option Agreements”), dated as of April 26, 2011, with Tie Wang or Iwamatsu Reien (each of them, a “Seller”), who are owners of our corporate shareholders (each of them, a “Corporate Shareholder”), respectively as follows:

1.	By and between Tie Wang and Jiafu Guo, regarding 100% of the ordinary shares of Well Affluent Limited, held by Tie Wang;
2.	By and between Tie Wang and Feng Wu, regarding 100% of the ordinary shares of Thriving Riches Limited, held by Tie Wang;
3.	By and between Tie Wang and Mary Hu regarding 100% of the ordinary shares of Goal Fortune Limited, held by Tie Wang;
4.	By and between Iwanatsu Reien and Xiangju Mu regarding 100% of the ordinary shares of Solid Wise Limited, held by Iwamatsu Reien;
5.	By and between Tie Wang and Kaifu Cai regarding 5% of the ordinary shares of Lunar Growth Corporation, held by Tie Wang; and
6.	By and between Iwamatsu Reien and Li Liu regarding 4% of the ordinary shares of Lunar Growth Corporation, held by Iwamatsu Reien.

Pursuant to the Call Option Agreements, the Purchaser is entitled to purchase up to 100% the shares held by the respective holder (the “Seller’s Shares”) at a price of $0.0001 per share for a period, upon certain conditions being met, in two tranches of 50% each.  Such conditions are as follows: (i) Jiafu Health and its subsidiaries achieving after-tax net income of at least US$2 million as determined under United States Generally Accepted Accounting Principles consistently applied (“US GAAP”) for the fiscal year ended June 30, 2011, and (ii) Jiafu Health and its subsidiaries achieving after-tax net income of at least US$4 million as determined under US GAAP for the fiscal year ended June 30, 2012.

The description of the Call Option Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Call Option Agreements, which are filed as Exhibits to this Current Report.  The Call Option Agreements have been included to provide investors and security holders with information regarding their terms.  They are not intended to provide any other factual information about the Company or the other parties thereto.  The Call Option Agreements contain certain representations and warranties the parties thereto made the benefit of the other parties thereto.  Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the current state of facts, since they were only made as of the date of such agreement and for the purposes set forth therein.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of such agreement, which subsequent information may or may not be fully reflected in our public disclosures.

All percentages above are based upon fully diluted number of shares as of this date, and will be diluted ratably by any future new issuances.

DESCRIPTION OF BUSINESS

Overview

We own, operate, and franchise foot massage spas in the PRC.  We also operate a massage training center, which specializes in training massage therapists for our spas. As of December 31, 2010, we owned 240 Company Spas and have 156 Franchise Spas, totaling 396 spas.  Our spas are located in 19 out of 23 provinces in the PRC as well as all four municipalities and three autonomous regions.  We believe we are the largest foot massage chain the PRC.

While foot massage has become commonplace all over the PRC, the foot massage industry in the PRC is highly fragmented, with many spas being individually owned and operated. We believe we have been able to establish a large national chain by providing consistent and high quality services at affordable prices. We believe that our Jiafu Fuqiao technique and our Jiafu Fuqiao massage therapists training center are key contributors for helping us to become a large national chain.

Our main service is foot massage, often referred to as reflexology.  In the PRC, reflexology is widely believed to offer health and therapeutic benefits, based on ancient Chinese medical theories involving body energy system pathways and blockages that can develop, which can be reflected in other parts of the body as malady or discomfort. Western views on foot massage and massage in general are varied, with skeptics and several studies claiming little or no real therapeutic benefit.  There is, however, near universal agreement that foot massage and massage are relaxing and rejuvenating.

In addition to health or rejuvenation benefits, foot massage has emerged in the PRC as a social activity.  Friends and family enjoy conversing and enjoying television, beverages and simple foods while having a foot massage.  In addition, business people often use foot massage spas for conversing and socializing with customers and fostering key relationships.  We believe the social aspect of foot massage has been one of the major drivers of our growth in recent years.

Substantially all of our sales are done on a cash or prepaid basis.  For our Company Spas, we receive all spa revenues and direct all expenses.  For Franchise Spas, we typically receive a RMB 1 million (US$150,996) franchise fee for a fixed 5-year term, as well as the right to buy the Franchise Spa and convert it to a Company Spa, subject to successful pricing negotiations.  In 2010, we implemented a networked Point of Sale (“POS”) system, which allows us to monitor transactions at our Company Spas in real time.  We also have a centralized cash management system, in which Company Spa revenue is deposited into our central account on a daily basis, and all expenses at Company Spas are centrally approved and managed.

Over our past three fiscal years, our sales have averaged an annual increase of approximately 41.5% with an average net profit margin of approximately 19.7%.  Our prices for foot massage range from RMB 68 (US$10.27)- RMB 88 (US$13.29), for Chinese full body massage our average price is RMB 258 (US$38.96) and for Thai full body massage our average price is RMB 128 (US$19.33).  Our prices vary somewhat based on location, which allows us to maintain competitive pricing in local markets.  For the fiscal year ended June 30, 2010, our average sale per customer was approximately RMB 113 (US17.06).

Industry Overview

According to the Chinese health practice known as “Reflexology,” each point on the sole of the foot corresponds (or “reflects”) to an internal organ, and applied therapy to these spots can have a healing effect on the corresponding organ. The belief is that the nerve ending in the sole of the foot is connected with internal organs of the body via invisible energy pathways, sometimes called meridians.  The foot massage therapist applies varying amounts of high pressure to certain spots of the foot, over a time period typically ranging from 45-120 minutes.  While foot massage is widely believed in China to have therapeutic benefit, often it is purchased as a leisure and/or social service, where groups of friends or business acquaintances may gather to enjoy a foot massage while socializing and having tea and simple food.

Most foot massage spas also offer Chinese and Thai style full body massage.  In Chinese full body massage, the therapists can use arms, hands, fingers, elbows and knees to apply pressure to different parts of the body.  According to Chinese beliefs, foot and body massages are seen as a moderate but valid therapy to treat illnesses and body discomfort.  Thai full body massage has been widely adopted into Chinese culture and is offered at many massage spas throughout China.  In Thai massage, therapists manipulate body parts by stretching them and applying gentle pressure.  Thai massage is intended to be energizing and to stretch muscles and help retain or enhance flexibility.

Foot massage spas can be found in most Chinese cities and towns, as well as in moderate and upper class hotels, in airports and in shopping malls.  Despite foot massage having become a mainstream service in the PRC, we are aware of no national associations or agencies that have collected national data on the foot massage industry. We believe that national foot massage data is scarce in large part because the business has traditionally been done on a small operator basis, with the typical owner having one store.  Despite the lack of national industry data, we believe that it is common knowledge that foot massage has become a mainstream service that is offered widely throughout the country.

According to a September 8, 2008 article in the New York Times, there was an estimated 50,000-60,000 massage therapists in Beijing.  In 2009, the Health and Recreation Specialty Council of the China Health Care Association reported that there were over 600,000 leisure and health enterprises in the PRC, and about three million companies producing related products, with combined annual revenues exceeding 200 billion RMB (US$26.5 billion).  This category is wider than just massage parlors or spas and includes many other health and leisure companies.

Foot massage and full body massage are consumer services and are typically paid in cash.   We believe that the consumption of massage has increased in step with increases in the PRC’s per capital incomes.  The disposable income per capita for China’s urban residents has increased from RMB 10,493 in 2005 to RMB 19,109 in 2010, representing a compound annual growth rate of approximately 12.74% (National Bureau of Statistics of China).  This added wealth has resulted in increased spending on a wide variety of products and services, massage services being one of them.  The Company expects that continued gains in per capital incomes will create increased opportunity to provide massage services of higher quantity and quality. The Company also believes that the highly fragmented nature of the foot massage industry as well as the increase in consumer and business travel between cities in China create strong potential for the continued increase of national chains in the massage industry.

Competitive Strengths

We believe the following are our main competitive strengths:

We are a Leading National Foot Massage Chain
With 396 spas, we are one of the leading massage chains in the PRC.  While data on other chains is subject to uncertainty, we believe that we are the largest chain in the PRC.  See the section entitled “Competition”.  We have spas located throughout 26 provinces, municipalities and autonomous regions in the PRC.  Our size and growing reputation as one of the largest foot massage chains are key strengths that help us attract new franchisees, staff, and good locations.

Training Program and Service Consistency
We train approximately 4,000 massage therapists annually.  These therapists are later placed at our spas.  We have a full-time staff of approximately 21 expert instructors.  Our training program helps ensure a consistent and high quality level of service throughout our spas.

Quality Service at Affordable Prices
We are building a brand known for quality and consistency while being affordable to mainstream Chinese living in urban centers.  We provide value to our customers by pricing our services at competitively acceptable market prices, while assuring consistency and quality across our chain.

Centralized Store Oversight and Cash Management
A significant challenge for operating a large chain of foot massage spas is that the services are paid in cash, and thus cash control systems are key requirements.  We have a central cash management system in which each spa’s sales are individually reported to our headquarters and the revenues are deposited in a central account each day.  We also have a system for store oversight including the approval of various material expenses.

Business Strategies

We have the following business strategies:

Expand Market Presence
We plan to continue to increase the number of Franchise and Company Spas throughout the PRC.  We intend to open spas in new regions as well as regions where we have an established market presence and strong brand recognition.

Convert more Franchise Spas to Company Spas
We plan to continue to purchase successful Franchise Spas and convert them to Company Spas   From 2006 until December 31, 2010, we have purchased 240 spas, at an average purchase price of approximately RMB 3,969,625 (US$599,397) per store.  We plan to continue to purchase more spas as our financial ability allows.

Enhance and Widen Customer Loyalty Program
We plan to enhance our customer loyalty program. We currently offer a Store Value Card, VIP Card and a Diamond Card – which offer prepaid customers various discounts and other benefits.  Currently, these cards are only accepted at the store in which they were purchased, although we plan to implement a nationwide card acceptance system among Company Spas.

Enhance our IT and Store Management Systems
We plan to increase the functionality, tracking and reporting capability of our chain store management and accounting systems.  Our current systems are focused on preventing leakage and assuring full cash collection.  We plan to enhance our IT systems to give us more detailed reporting and allow us to more closely track and analyze trends across our business based on such things as geography, season, service types, customer type and price levels.

New Store Designs
We are currently introducing new store designs that feature more luxurious and modern layouts.  The new designs are larger and have more luxurious decorations and accommodations. We believe this will improve our image as a high quality brand.

Our Services

We own, operate and franchise foot massage spas.  The main services at our foot massage spas are Chinese foot massage, Chinese body massage, and Thai body massage.  We also receive revenues from providing beverages including alcohol, tea, and juice, and simple foods including fruits, nuts, and dumplings.  A majority of our revenues come from foot massage, which is our core service.  We consider our other services and products as high margin add-on items, and we train and provide financial incentives for our local managers and massage therapists to promote these items.

We believe that our massage techniques are consistent with the principals of traditional Chinese Medicine.  We collaborate with Hubei University of Chinese Medicine, a university that specializes in traditional Chinese medicine including reflexology.  In our collaboration, we provide financial support to the University and allow University students to intern with us, and in turn, the University helps keep us apprised of key trends and other information in reflexology.  We typically donate approximately RMB 200,000 (approximately US$30,700) per year to the University.  We believe this collaboration helps our massage techniques.  We refer to our own methods of massage as the Jiafu Technique.  Our technique is a proprietary method developed by our founder and chairman, Mr. Jiafu Guo.  This technique uses a rhythm and sequence that we believe is unique.

We seek to serve mainstream Chinese in urban centers, with a quality service at affordable prices.  Our typical price for a 60-minute foot massage is 68 RMB (US$10.27).  To achieve a consistent application of the Jiafu Technique across our chain, we operate two massage training centers in Chongqing that together train approximately 4,000 massage therapists annually. We have two separate training programs: one for foot massage and the other for full body massage, including Thai and Chinese body massage.

Franchise Spas

We typically sell single spa franchise rights for RMB 1 million.  In considering new franchises, we examine the potential franchise owners’ ability to meet the capital requirements necessary to develop and successfully operate a franchise.  We prefer to have franchise owners who have additional sources of revenue.

Our franchise agreements typically have a fixed term of 5-years and give us the right to buy the Franchise Spa, subject to successful purchase price negotiation.  We do not offer perpetual franchise rights and our business strategy includes attracting entrepreneurs to start-up new Franchise Spas in their local area, with an eye toward eventually selling the franchise to us at a reasonable price once the spa is established and successful.   Of the 312 franchise licenses that we have granted since 2006, we have acquired 164 of those Franchise Spas and converted them into Company Spas.  As of December 31, 2010, 148 are still Franchise Spas.  As Franchise Spas become proven and as our financial situation allows, we continually seek to acquire Franchise Spas and convert them to Company Spas.

We do not control the daily operations of the Franchise Spas. Our franchise agreements include no royalties; we only receive a one-time fee.  The franchisee is responsible for all franchise costs including the lease, build-out and all costs of operations.  We supply trained massage therapists to work at our franchises, and provide guidance and support to help the design, build-out and successful operation of the franchises.  Our standard franchise agreement requires that the franchisee not perform any practices that cause material damage to our brand, which we believe helps us to ensure standardized pricing within geographic regions and a consistently high-quality level of service.  Our regional managers periodically visit the Franchise Spas to give guidance and check on the cleanliness, service, pricing and other matters of importance to us, including when a Franchise Spa has matured into a business that we may want to purchase and convert to a Company Spa.  Our trademark ,Jiafu Fuqiao, is licensed to our franchisees as part of our typical franchise agreement.

Company Spas

Over the past three fiscal years, over 95% of our revenues come from the Company Spas and less than 5% come from franchise fees.  As of December 31, 2010, we had 240 Company Spas, 220 of which were formerly in our franchise network.  The remaining 20 spas we acquired were not our franchises.   At all our Company Spas, we direct and manage all aspects of the operations.

Store managers at Company Spas are responsible for reporting store results to our regional general managers on a daily basis.  Our regional general managers have frequent contact with store managers to review customer count, sales, complaints and any special issues.  We compare sales performance and cash collections against historical data to check for any inconsistencies or aberrations.  We also send central management to visit Company Spas and on occasion we have supervisors test the massage standards and customer service professionalism.  Each Company Spa typically also has a massage technician manager and a service manager, although smaller spas may only have a technician manager.  Our technician managers are responsible for monitoring employees’ performance.  They perform monthly reviews to assess therapists’ techniques and skills and are responsible for the overall quality of massages performed at our locations. Our service managers coordinate and manage our in-store food and drink services.

Of the 240 Company Spas, 47 were originally owned by 43 PRC limited liability companies.  Jiafu Health purchased the shares of these limited liability companies and holds them directly.  For the remaining 193 Company Spas, we purchased the assets but decided to leave the ownership of the business license in the names of the original owners, choosing to control each such spa’s operations through contractual arrangement.  191 of these spas are owned as sole proprietorships, individually owned businesses partnerships and two are branches of limited liability companies.  While we can transfer ownership and the business license of these spas into our name at any time, at this time we have elected not to do so.  Controlling these spas by contract simplifies our administration and creates a tax advantage because leaving the business ownership and license with the original franchisee enables the 191 Company Spas formed as sole proprietorships, individually owned businesses partnerships, to continue to be taxed in their respective localities as individually owned businesses, which have lower tax rates than businesses owned by corporations or limited liability companies.  We have obtained letters from the Chongqing tax authorities, where Jiafu Health is registered, that for any profit distributed to Jiafu Health from a spa that is a subsidiary of Jiafu Health, an individually-owned business, sole proprietorship or a partnership, which has already been taxed per the local tax authority’s request shall not be deemed as taxable income to Jiafu Health.  If PRC tax rules or interpretations ever change in this regard, we may convert some or all of the Company Spas into direct subsidiaries. For more information on the risks involved in our Company Spa ownership and control structure, please see the section of this Current Report entitled “Risk Factors.”

We seek to buy successful Franchise Spas and convert them to Company Spas continually throughout the year.  Purchase prices are not pre-set and must be negotiated.  However, the limited term of the franchise agreement creates an incentive for the franchisee to sell to us on reasonable terms.   In addition, we typically pay all cash for these purchases, which is attractive to our franchisees as they can realize an attractive profit and are invited to start a new franchise.  Thus far, our average purchase cost has been RMB 3,969,625 per store.

Spa Size and Location

Our spas vary in size.  Our larger Company Spas range from about 2,000 to 5,500 square meters.   Approximately 29 of our Company Spas are over 2,000 square meters, with an average staff of approximately 138 for each location. On average Company Spas have an average staff of approximately 77 and an average store size of approximately 1,305 square meters.

All of our spa locations are leased.  We often help find our franchisees find appropriate locations.  Each spa location is unique and we evaluate these locations on a case-by-case basis.  Typically, leaseholds must be a minimum of 800 square meters.  Franchisees pay for the build-out of the leasehold. We tend to favor locations that feature stable, positive economic conditions and larger populations.  For smaller cities we pay special attention to economic output and the level of competition.  We often look to place our spas in prominent city centers and highly trafficked areas such as Central Business Districts, and shopping centers

Geographic Breakdown

As of December 31, 2010, we had 240 Company Spas and 156 Franchise Spas, located throughout 26 provinces, municipalities and autonomous regions in the PRC. The map below illustrates our location presence in China as of December 31, 2010.

The table below lists the number of Company Spas and Franchise Spas according to store location, as of December 31, 2010.

Region	Number of Company Spas	Number of Franchise Spas	Total
South Western	68	43	111
Central China	80	28	108
Eastern	25	47	72
Northern	39	14	53
South Eastern	16	19	35
North Western	12	5	17
Total	240	156	396

Sales and Marketing

Currently our marketing is local in focus.  Individual store managers are responsible for spa promotions. This can include publishing of flyers and local newspaper as well as street sign advertising. We also market to businesses.  We offer special packages to companies who frequently use massage as way to entertain their clients.  Many companies in China have an entertainment budget to entertain customers, and massage is used to build or deepen business-customer relationships.  We actively promote our services to China Mobile, Bank of China, Construction Bank of China, government ministries and large state-owned factories.  As we grow, we plan to increase our marketing efforts on a larger scale.  We plan to purchase TV and national magazine advertisements to help promote our brand on a national level.

Customer Loyalty Programs

We currently offer a Store Value Card, VIP Card and Diamond Card.  Our Store Value Card is a prepaid massage card that provides customers priority services such as allowing them to book a massage room during peak hours and participate in card member only promotions.  Customers that prepay 5,000 RMB (US$755) receive a VIP Card. The VIP Card entitles customers to a 10% discount as well as preferred customer services, such as preferred reservation times or the ability to reserve a particular massage therapist, as well as certain rewards at holidays and on the customer’s birthday. Customers that prepay 10,000 RMB (US$1,510), receive a Diamond Card. The Diamond Card entitles customers to a 15% discount, as well preferred customer services and promotions.  When our customers purchase one of our cards, we record the customer’s name, age, gender, and business background.

We are in the process of implementing a new value card system.  This system will allow use of our loyalty cards in all Company Spas, whereas currently our loyalty cards are only usable in the stores where issued.  We also plan to collect more customer information and build a customer information database.  We believe this information will allow us to better serve our customers.  As of December 31, 2010, we have collected data on approximately 57,633 customers.  We expect to complete program upgrades in 2011 and early 2012.

Pricing

We typically determine the prices of our services based on a variety of factors such as customer purchasing power, economic conditions and prices of competitors’ services.   Our customers purchase our services with cash, debit card or credit card. A majority of our sales are made with cash.  We target mainstream Chinese in urban centers through quality services at affordable prices.

Return policy

Our services are non-refundable.  We rarely have a customer complaint.  In the rare case of customer complaint, we may return a customer’s money to avoid conflict.   We rarely experience any returns.

Supplies Procurement

Franchise Spas are responsible for handling their own supplies procurement.   For our Company Spas, we purchase supplies in bulk, resulting in better purchase prices. We purchase goods on a weekly to bi-weekly basis.  Suppliers ship the purchased goods directly to Company Spa locations.  Our Company Spas have inventory managers assigned from headquarters. These inventory managers are responsible for filling out requests for materials and sending them to headquarters.  The spa manager needs to sign off on all materials requests. Our category buyers at headquarters review the reasonableness of all requests and our buying director gives final approval.  This process usually takes three days.  Each Company Spa is given a budget to purchase fresh food products from nearby local markets.  Our raw material suppliers give typically give 0-30 days credit.

Competition

The massage industry in the PRC is a highly fragmented market, composed of many small to medium-sized companies.  There are relatively few national foot massage chains in China at this time.  While most of our competition comes from small independent foot massage spas, the following chart shows lists the major foot massage chains in the PRC.  The following table shows the name, headquarters location, number of stores, services price range and number of stores for our principal competitors, which we obtained by contacting these companies and/or reviewing their websites.   We can not assure you of the validity of the data received from these competitors.

Company	Brand	Headquarters	Geographic Strength	Price Range (RMB)	Stores
Hua Xia Liang Zi Ltd.	Hua Xia Liang Zi	Jinan	Shandong	138-300	301
Chongqing Fuqiao Health Caring Service Co., Ltd. (1)	Chongqing Fuqiao	Chongqing	Sichuan	128-368	250
Beijing Qian Zi Lian Investment Management Co., Ltd.	Qian Zi Lian	Beijing	Shanxi Shanghai Tianjin Beijing	98-298	80
Chongqing Zu Zhi Le Health-care Ltd	Zu Zhi Le	Chongqing	Chongqing	68-158	83

(1) Chongqing Fuqiao Health Caring Service Co., Ltd., (“Chongqing Fuqiao”) is owned by the brothers of Mr. Jiafu Guo, Chairman and founder of Jiafu Health.  Jiafu Guo was the original founder of Chongqing Fuqiao in 1998 and in 2000 his family members became partners.  Jiafu Guo later separated from Chongqing Fuqiao. Jiafu Guo’s brothers and Chongqing Fuqiao have no ownership interest or activity in Jiafu Health, and Jiafu Guo and Jiafu Health has no ownership interest or activity in Chongqing Fuqiao.

We are not aware of any other company claiming to have more stores than us and believe we are the largest foot massage chain in China at this time.  However as none of our competitors are publicly traded on any securities exchange, the information on our competitors is limited and may not be fully accurate.

Staffing

Our staff receive a base salary and many receive extra compensation based on the number of treatments and add-on services provided.  We provide housing and three meals a day for many of our staff. Most of our Company and Franchise Spas operate 24 hours a day, seven days a week.  The following chart shows the breakdown of our staffing as of December 31, 2010.

Staff Breakdown

Massage Therapists	13,104
Quality Control Department	1,531
Research and Development	33
Sales and Marketing	1,019
Administration Department	506
Accounting/Finance Department	250
Senior Management	5
Human Resources Department	14
Warehouse Keeper	240
Other	1,213
Total	17,915

Intellectual Property Rights

As of December 31, 2010, we have two registered trademarks and no patents.  We rely on trademarks protection laws in PRC and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property.  The Jiafu Fuqiao trademark “   ” , was registered on January 28, 2008 with a valid term of ten years, and the valid term is extendable upon application.  The Ronghua Fugui trademark “” was registered on June 21, 2010 with a valid term of ten years and the valid term is extendable upon application.  We also have registered our domain name: CQJFFQ.CN.  Our trademark, Jiafu Fuqiao, is licensed to our franchisees as part of our typical franchise agreement.

Property

We do not own real property and all of our locations are leased.  The average lease for our stores is eight to ten years and the average space leased is 1,305 square meters.  Our executive management team is located at Fuxing Huiyu International Commerce Plaza, Xinhua Road, Wuhan City, China. We rent two office spaces at this location of approximately 120 square meters and 150 square meters for 9,000 RMB and 10,000 RMB respectively per month. Our training facility is located at No. 1 Haitang Xi New Street, Nan’an District, Chongqing City. This facility is approximately 2000 square meters and 15,000 RMB per month.  This office is used for training staff and research.

Insurance

We do not currently have insurance.  We believe this line with standards for foot massage companies in the PRC.

Legal Proceedings

We are not engaged in any material litigation, arbitration or claim, and no material litigation, arbitration or claim is known to be pending or threatened by or against us that would have a material adverse effect on our operation results or financial condition.

RISK FACTORS

Risks Related to Our Business and Industry

Our operating results have been in the past and will continue to be subject to a number of factors, many of which are largely outside our control. Any one or more of the factors set forth below could adversely impact our business, financial condition, and/or results of operations:

(i) Lower customer traffic or average value per transaction, which negatively impacts comparable store sales, net revenues, operating income, operating margins and earnings per share, due to:

•	the impact of initiatives by competitors and increased competition generally;
•	customers trading down to lower priced services within our Company stores, and/or shifting to competitors with lower priced services;
•	lack of customer acceptance of new services or price increases necessary to cover costs of new services and/or higher input costs;
•	the attractiveness of the venues to consumers and competition from comparable venues in terms of, among other things, accessibility and cost;
•	unfavorable general economic conditions in the markets in which we operate that adversely affect consumer spending; or
•	declines in general consumer demand for specialty services;

(ii) Cost increases that are either wholly or partially beyond our control, such as:

•	labor costs such as general market wage levels;
•	litigation against us;
•	construction costs associated with new store openings; or
•	information technology costs and other logistical resources necessary to maintain and support the growth of our business.

(iii) Delays in store openings for reasons beyond our control, or a lack of desirable real estate locations available for lease at reasonable rates, either of which could keep us from meeting annual store opening targets and, in turn, negatively impact net revenues, operating income and earnings per share.

Our limited operating history makes it difficult to evaluate our future business prospects and to make decisions based on our historical performance.

We have a limited operating history, which makes it difficult to evaluate our business on the basis of historical operations. As a consequence, it is difficult, to forecast our future results based upon our historical data. Reliance on our historical results may not be representative of the results we will achieve. Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, product costs or expenses. If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

If we have negative same-store sales, our business and results of operations may be adversely affected.

Our success depends, in part, upon our ability to maintain and improve sales, as well as both gross margins and operating margins. Comparable same-store sales are affected by average ticket and same-store customer visits. A variety of factors affect same-store customer visits, including healthcare trends, competition, current economic conditions, changes in our service assortment, the success of marketing programs and weather conditions. These factors may cause our comparable same-store sales results to differ materially from prior periods and from our expectations.

If we are unable to maintain and improve our comparable same-store sales on a long-term basis or offset the impact with operational savings, our financial results may be affected. Furthermore, continued declines in same-store sales performance may cause us to be in default of certain covenants in our financing arrangements.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly, year-to-date and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall. Each of the risk factors listed in Risk Factors and the following factors may affect our operating results:

•	Our ability to continue to attract customers to our stores;
•	Our ability to generate revenue from our members and customers for the services and products we offer;
•	The amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses, operations and infrastructure; and
•	Our focus on long-term goals over short-term results.

Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results.

Our inability to continue to attract qualified franchisees could have a material adverse effect on our business.

The growth of our business is dependent, in part, upon our ability to attract new franchisees, and, should we decide to implement a royalty policy, to retain qualified franchisees. Although we evaluate prospective franchisees, there is no assurance that existing or future franchisees will have the business abilities or access to financial resources necessary to open new locations or that they will successfully develop and operate these massage spas in a manner consistent with our standards. The inability to retain qualified franchisees or attract new qualified franchisees could have a material adverse effect on our reputation, business, results of operations, and financial condition.

Increased competition for retail sites could have a material adverse effect on our business.

Our ability to grow depends upon our ability to obtain attractive retail sites for new Company stores and the ability of our franchisees to obtain attractive retail sites for new franchised stores. A store’s success depends significantly on the quality of the site selected for it. Both our Company stores and franchised stores face intense competition for retail sites from other companies operating in the massage industry and from retailers operating in other health and leisure industries. Our failure to procure and maintain adequate retail sites could have a material adverse effect on our business, results of operations and financial condition.

We may not be successful in implementing important strategic initiatives, which may have a material adverse impact on our business and financial results.

There is no assurance that we will be able to implement important strategic initiatives in accordance with our expectations, which may result in a material adverse impact on our business and financial results. These strategic initiatives are designed to drive long-term shareholder value and improve our company’s results of operations, and include:

•	ongoing initiatives to improve the current state of the business by focusing on the customer experience in the stores, new service offerings and store design elements;
•	balancing disciplined store growth while meeting target store-level unit economics in a given market; and
•	focusing on relevant innovation and profitable growth platforms.

Economic conditions in the PRC market could adversely affect our business and financial results.

As a leisure service provider that is dependent upon discretionary consumer spending, the results of our operations are sensitive to changes in macro-economic conditions. Our customers may have less money for discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit and falling home prices. Any resulting decreases in customer traffic or average value per transaction will negatively impact our financial performance as reduced revenues result in sales de-leveraging, which creates downward pressure on margins. There is also a risk that if negative economic conditions persist for a long period of time, consumers may make long-lasting changes to their discretionary purchasing behavior, including less frequent discretionary purchases on a more permanent basis.

Our success depends substantially on the value of our brand.

We believe we have built an excellent reputation nationally for the quality of our massage services, and for delivery of a consistently positive consumer experience. Brand value is based in part on consumer perceptions as to a variety of subjective qualities. Even isolated business incidents that erode consumer trust, particularly if the incidents receive considerable publicity or result in litigation, can significantly reduce brand value. Consumer demand for our services and brand equity could diminish significantly if we fail to preserve the quality of our massage services, or are perceived to act in an unethical or socially irresponsible manner, or fail to deliver a consistently positive consumer experience in each of our markets.

Liability for Service-related injuries and other potential claims could adversely affect us

The nature and use of services and the products we use to provide our services could give rise to liability for service-related injuries and other claims if a customer were injured while receiving one of our services (including those performed by students at our schools) or were to suffer adverse reactions following the service. Adverse reactions could be caused by various factors beyond our control, including hypoallergenic sensitivity with the products we use. Although service-related injuries lawsuits in the PRC are rare, and we have not, to date, incurred litigation expense involving service-related injuries, there is no guarantee that we will not face such liability in the future. As we do not carry insurance to help cover the costs of any such litigation or any judgments against us, such liability could be substantial and the occurrence of such loss or liability may have a material adverse effect on our business, financial condition and prospects.

Effectively managing our growth into new geographic areas will be challenging.

Effectively managing growth can be challenging, particularly as we expand into new markets geographically where we must balance the need for flexibility and a degree of autonomy for local management against the need for consistency with the our goals, philosophy and standards. Growth can make it increasingly difficult to locate and hire sufficient numbers of key employees to meet our financial targets, to maintain an effective system of internal controls, and to train employees nationally to deliver a consistently high quality service and customer experience.

We face risks related to maintaining our computer networks.

Our business relies to a significant extent on our computer networks, which control our point-of-sale system, which monitors our sales on a real-time basis. These networks may be vulnerable to service interruptions, delays or failures, including those related to unauthorized access, computer hackers, computer viruses and other security threats. The occurrence of any of these events could have a material adverse effect on our business, resulting adversely on our operations and financial condition. Any damage or failure that interrupts or delays our operations could have a material adverse effect on our business, results of operations and financial condition.

Another company uses “Fuqiao” in its branding, and this can cause customer confusion

Our chairman and his brothers used to be partners in a foot massage business called Chongqing Fuqiao Health Caring Service Co., Ltd. ("Chongqing Fuqiao").  Due to strategic differences, Jiafu Guo separated from Chongqing Fuqiao and started Fuqiao Health in 2004.  In 2006, our chairman Jiafu Guo formed Jiafu Health in 2006.  The two companies are separate and do not have common ownership or management.  However, Chongqing Fuqiao uses the word "Fuqiao" in its branding.  We also use Fuqaio in our branding.  This situation can result in customer confusion.

To some degree, the success and growth of our business may have incidental benefit to Chongqing Fuqiao because of this confusion.  Our customers may visit a Chongqing Fuqiao location under the mistaken impression that they were at one of our spas.  Conversely, it is possible that a customer of Chongqing Fuqiao who had a negative experience at Chongqing Fuqiao could negatively affect our business by the accidental association with us.

We may face difficulties in protecting our intellectual property.

We have “Jiafu Fuqiao” and “Ronghua Fugui” trademarks registered in the PRC (Please refer to the section entitled “Intellectual Property Rights” in this Current Report). Although these intellectual properties are protected through registration, enforcement of measures for the protection of intellectual property rights in the PRC is currently not as certain or effective as compared to some developed countries. We believe our trademarks are critical to our success and that the success of our business depends in part upon our continued ability to use or further develop and increase brand awareness. The infringement of our trademarks would diminish the value of our brand and its market acceptance, as well as our competitive advantages.

Monitoring and preventing the unauthorized use of our intellectual property is difficult. The measures we take to protect our brand, trade names, copyrights and other intellectual property rights may not be adequate to prevent their unauthorized use by third parties. Furthermore, application of laws governing intellectual property rights in the PRC and abroad is uncertain and evolving and could involve substantial risks to us. If we are unable to adequately protect our brand, trademarks and other intellectual property rights, we may lose these rights and our business, results of operations, financial condition and prospects could be materially and adversely affected.

Although we have taken the necessary legal steps to register “Jiafu Fuqiao” as a trademark in the PRC, Chongqing Fuqiao is a competitive business that we believe may cause confusion to our customers, which may harm our business and results of operations.  If existing customers were to have a negative experience at a Chongqing Fuqiao spa, while under the false impression that they were at a Jiafu Fuqiao spa, they may not return to a Jiafu Fuqiao spa, and they may share their negative impressions with their friends and acquaintances, resulting in further loss of business.  Alternatively, if potential new customers were to visit Chongqing Fuqiao massage spas under the impression that they are at a Jiafu Fuqiao store, they may enjoy their experience and never become a customer of our branded spas.

We have imperfect documentation on some of our franchises, which may affect franchise agreement enforceability.

64 of franchises operating under the Jiafu Fuqiao brand began before the founding of Jiafu Health in October, 2006.  These franchises were started by Fuqiao Health.  Jiafu Health took over the franchises of Fuqiao Health and had these franchises sign new franchise agreements with Jiafu Health.  To avoid double billing or any appearance that new franchise fees might be due or owing, or already-paid amounts, these new franchise agreements were dated with the subject spa’s original launch date.  However, as these spas were started by Fuqiao Health, the original launch date was before the incorporation of Jiafu Health.  If we ever end up in a legal dispute with one of these franchises, the new franchise agreement may be unenforceable, as it is dated before the date of Jiafu Health’s incorporation.  As of December 31, 2010 we have acquired 56 of the 64 franchises taken over from Fuqiao Health, so this applies to only 10 active franchises.

We may be subject to administrative penalties because we have not yet completed the registration with the local commerce administration authority for our franchise program.

According to the Regulation on the Administration of Commercial Franchises issued by the PRC State Council as of February 6, 2007, a franchisor shall, within 15 days after having concluded a franchise contract for the first time, report it to the commercial administrative department. If a franchisor engages in any franchised operations within the scope of two or more provinces, such filing shall be made to the commercial administrative department of the State Council.  Jiafu Health could be subject to RMB 100,000 fine for its failure to register and be required to complete such filings.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance largely depends on the talents and efforts of highly skilled individuals, including massage instructors, store managers and massage therapists. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Our continued ability to compete effectively depends on our ability to train new employees, and to retain and motivate our existing employees.

The loss of key executives or difficulties recruiting and retaining qualified executives could jeopardize our ability to meet financial targets.

Our success depends substantially on the contributions and abilities of key executives.  We must continue to recruit, retain and motivate key executives to maintain our current business and support our projected growth. A loss of a key executive could jeopardize our ability to meet financial targets.

We may need additional capital to execute our business plan and fund operations and may not be able to obtain such capital on acceptable terms or at all.

Capital requirements are difficult to plan in our rapidly changing industry.  Although we currently expect to have sufficient funding for the next 12 months, we expect that we will need additional capital to fund our future expansion efforts.

Our ability to obtain additional capital on acceptable terms or at all is subject to a variety of uncertainties, including:

•	Investors’ perceptions of, and demand for, companies in our industry;
•	Investors’ perceptions of, and demand for, companies operating in China;
•	Conditions of the U.S. and other capital markets in which we may seek to raise funds;
•	Our future results of operations, financial condition, and cash flows; and
•	Governmental regulation of foreign investment in companies in particular countries.

We may be required to pursue sources of additional capital through various means, including debt or equity financings. There is no assurance that we will be successful in locating a suitable financing transaction in a timely fashion or at all. In addition, there is no assurance that we will be successful in obtaining the capital we require by any other means. Future financings through equity investments are likely to be dilutive to our existing shareholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses, and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

If we cannot raise additional funds on favorable terms or at all, we may not be able to carry out all or parts of our strategy to maintain our growth and competitiveness or to fund our operations.  If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Our future performance is dependent on the PRC economy and, in particular, the level of growth of the PRC consumer market.

We derive substantial portion of our revenue from sales of our spa services in the PRC. The success of our business depends on the condition and growth of the PRC consumer market, which in turn depends on macro-economic conditions and individual income levels in the PRC. There is no assurance that projected growth rates of the PRC economy and the PRC consumer market will be realized under current economic situation. Any future slowdowns or declines in the PRC economy or consumer spending may adversely affect our business, operating results and financial condition.

Political, economic and social policies of the PRC government and PRC laws and regulations could affect our business and results of operations and may result in our inability to sustain our growth.

The economy of the PRC differs from the economies of most developed countries in a number of respects, including:

•	its structure;
•	level of government involvement;
•	level of development;
•	level of capital reinvestment;
•	control of capital reinvestment;
•	control of foreign exchange; and
•	allocation of resources.

Before its adoption of reform and open-door policies beginning in 1978, China was primarily a planned economy. Since then, the PRC government has been reforming the PRC’s economic system, and has begun reforming the government structure in recent years. These reforms have resulted in significant economic growth and social progress. Although the PRC government still owns a significant portion of the productive assets in the PRC, economic reform policies since the late 1970s have emphasized autonomous enterprises and the utilization of market mechanisms, especially where these policies apply to privately-owned businesses. Although we believe these reforms will have a positive effect on our overall and long-term development, we cannot predict whether changes in the PRC’s political, economic and social conditions, laws, regulations and policies will have an adverse impact on our current or future business, results of operations or financial condition.

Our ability to continue to expand our business is dependent on a number of factors, including general economic, capital market conditions and credit availability from banks or other lenders. In the past few years, the PRC government has articulated a need to control the rate of economic growth and may tighten its monetary policies, including increasing interest rates on bank loans and deposits and tightening the money supply to control growth in lending. Under current economic situation, financial institutions have tightened their lending. Stricter lending policies may, among other things, affect our ability to obtain financing, which may, in turn, adversely affect our growth and financial condition.

As we conduct a significant portion of our business through subsidiaries in China, we are subject to PRC laws and regulations on labor and employee benefits. In recent years, the PRC government has implemented policies to strengthen the protection of employees and obligate employers to provide more benefits to their employees. In addition, an employment contract law came into effect in China on January 1, 2008. The PRC employment contract law and related legislations require more benefits to be provided to employees, such as an increase in pay or compensation for termination of employment contracts. As a result, we expect to incur higher labor costs, which could have an adverse impact on our current or future business, results of operations or financial condition. Additional changes in the PRC’s political, economic and social conditions, laws, regulations and policies could have an adverse effect on our business, results of operations or financial condition.

PRC regulations relating to offshore investment activities by PRC residents may increase our administrative burden and restrict our overseas and cross-border investment activity. If our shareholders fail to make any required applications and filings under such regulations, we may be unable to distribute profits and may become subject to liability under PRC laws.

China State Administration of Foreign Exchange, or the SAFE, issued a public circular on October 21, 2005 concerning the acquisition by an offshore company controlled by PRC residents of onshore assets in China. This circular requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas Special Purpose Vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE.  Furthermore, PRC residents who are shareholders of SPVs established before November 1, 2005 are required to register with a local branch of the SAFE before March 31, 2006. In addition, SAFE issued updated internal implementing rules, or the Implementing Rules in relation to Notice 75.   The Implementing Rules were promulgated and became effective on May 29, 2007.  Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures.

Our current shareholders are not PRC residents. However, our prospective beneficial owners and/or shareholders may fall within the ambit of the Notice 75 and be required to register with the local SAFE branch as required under Notice 75. If so required, and if such shareholders and/or beneficial owners fail to timely register their SAFE registrations pursuant to Notice 75, or if future shareholders and/or beneficial owners of our company who are PRC residents fail to comply with the registration procedures set forth in Notice 75, this may subject such shareholders, beneficial owners and/or our PRC subsidiaries or affiliates to fines and legal sanctions and may also limit our ability to contribute additional capital (including using the proceeds from this offering) into our PRC subsidiaries and affiliates, limit the ability of our PRC subsidiaries and affiliates to distribute dividends, or otherwise adversely affect our business.

Our revenues are denominated in RMB, which is not freely convertible for capital account transactions and may be subject to exchange rate volatility.

We are exposed to the risks associated with foreign exchange controls and restrictions in China, as our revenues are denominated in RMB, which is currently not freely exchangeable. The PRC government imposes control over the convertibility of RMB into foreign currencies. Under the rules promulgated under the PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and operation-related expenditures, may be made in foreign currencies without prior approval but are subject to procedural requirements. Strict foreign exchange control continues to apply to capital account transactions. These transactions must be approved by or registered with the PRC State Administration of Foreign Exchange and repayment of loan principal, distribution of return on direct capital investment and investments in negotiable instruments are also subject to restrictions. There can be no assurance that we will be able to meet all of our foreign currency obligations or to remit profits out of China.

Fluctuation in the value of the RMB and of the U.S. dollar may have a material adverse effect on your investment.

Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, as well as on the value of, and any dividends payable on, our ordinary shares in foreign currency terms. For instance, a decline in the value of RMB against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in us and the dividends we may pay in the future, if any.

There remains significant international pressure on the PRC government to liberalize further its currency policy, which could result in a further and more significant appreciation in the value of the RMB against the U.S. dollar. The RMB may be revalued further against the U.S. dollar or other currencies, or may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the RMB against the U.S. dollar or other currencies.

We rely principally on dividends paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business.

The registrant is a Cayman Islands company, which relies principally on dividends paid by its subsidiaries for cash requirements, including the funds necessary to service any debt we may incur. If any of our subsidiaries incurs debt in their own name in the future, the instruments governing the debt may restrict dividends or other distributions on its equity interest to us.

Furthermore, applicable PRC laws, rules and regulations permit payment of dividends by the consolidated PRC entities only out of their retained earnings, if any, determined in accordance with PRC accounting standards, which differ in many aspects from Generally Accepted Accounting Principles in other jurisdictions including IFRS. Based on PRC accounting standards, the consolidated PRC entities are also required to set aside a certain percentage of their after-tax profit each year to their reserve fund in accordance with the requirements of relevant laws and provisions in their respective articles of associations, which are not available for distribution as cash dividends. As a result, the consolidated PRC entities are restricted in their ability to transfer a portion of their net income to the registrant whether in the form of dividends, loans or advances. Any limitation on the ability of our subsidiaries to pay dividends could materially adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

Under the new PRC Enterprise Income Tax Law and implementation regulations issued by the State Council, PRC income tax at the rate of 10%, unless relevant treaties provide for a lower rate, is applicable to dividends paid by enterprises incorporated in the PRC to “non-resident enterprises” (enterprises that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business) subject to the application of any relevant income tax treaty that the PRC has entered into. If the registrant or our non-PRC incorporated subsidiaries are considered “nonresident enterprises,” any dividend that registrant or any such subsidiary receives from the PRC subsidiaries may be subject to PRC taxation at the 10% rate (or lower treaty rate).

Any changes in PRC policies on enterprise income tax may adversely affect our ability to pay dividends and our financial condition.

On March 16, 2007, the new PRC Enterprise Income Tax Law (the “new tax law”) was issued and on December 6, 2007, the Rules on the Implementation of Enterprise Income Tax Law of the PRC (“Implementation Rules”) were issued, both of which became effective on January 1, 2008. Under the new tax law, non-PRC tax resident enterprises will be taxed at a withholding tax rate of 10% for British Virgin Islands companies. If an entity is deemed to be a PRC tax resident enterprise, which is an enterprise that is set up under PRC law within the territory of the PRC, or set up under the law of a foreign country or region but which has “de facto management organization” within the PRC, then qualified dividend and profit distribution from equity investment between them shall be exempted from withholding tax and income tax. Among other things, qualified dividend and profit distribution as stated in the new tax law shall refer to investment income derived by a PRC tax resident enterprise from the direct investment in other PRC tax resident enterprises, which shall exclude investment income from circulating stock issued publicly by PRC tax resident enterprises and traded on stock exchanges where the holding period is less than 12 months.

Our subsidiaries may trigger withholding tax requirements in the future under the new tax law and the Implementation Rules, depending on their classification as a PRC or non-PRC tax resident enterprise. The new tax law provides that if an enterprise incorporated outside of the PRC has “de facto management organization” within the PRC, it may be recognized as a PRC tax resident enterprise and may be subject to a 25% enterprise income tax on its worldwide income. According to the Implementation Rules, “de facto management organization” means the institution that materially and comprehensively manages and controls the enterprise’s business, personnel, finance and assets. Given the short history of the new tax law and the Implementation Rules, how an enterprise qualifies for tax exemptions remains unclear. Our ability to pay dividends and our financial condition may be adversely affected as a result of the new tax law and other changes in PRC policies and regulations on dividend distributions, withholding tax, and enterprise income tax.

As all of our management is currently substantially based in the PRC, we may be treated as a PRC resident enterprise for new tax law purposes. The tax consequences of such treatment are currently unclear as they will depend on the implementation regulations and on how local tax authorities apply or enforce the new tax law or the implementation regulations.

The levy and collection of enterprise income tax in the PRC are handled by various local governments, which in turn submit such tax revenues to their respective higher administrative authorities. Each local government has its own administrative practice with regard to the manner and the amount of tax submitted by the local government to its higher administrative authorities. PRC enterprises, including us, have no participation in or control over such administrative practices. Any discrepancies in implementation among the local governments of such administrative practice may result in uncertainties over the amount of tax for which a PRC enterprise is liable.

Fulfilling our obligations incident to being a public company will be expensive and time consuming.

Prior to the closing of the transactions contemplated by the Exchange Agreement, our predecessor, as a company without operations, and Chongqing Jiafu Health Industry Co., Ltd., as a PRC private company, have maintained relatively small finance and accounting staffs. Although we maintained disclosure controls and procedures and internal control over financial reporting as required under the federal securities laws with respect to its very limited activities, it was not required to maintain and establish these disclosure controls and procedures and internal controls as will be required now that we have substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the U.S. Securities and Exchange Commission, we will need to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations will require significant management time, place significant additional demands on our finance and accounting staff and on our financial, accounting and information systems, and increase our insurance, legal and financial compliance costs. We may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

Elements of our PRC tax structure could be deemed improper and could result in elevated income taxes rates and the imposition of back taxes, fines and penalties.

The PRC tax framework includes rules and procedures that are implemented at local, provincial and national levels.  With respect to 193 of our Company Spas, the ownership of the business license remains in the name of the original franchisee.  191 of these spas make their own tax filings locally as individually owned businesses, which incur lower tax rates than limited liability companies, which pay Enterprise Income Tax (“EIT”) on their profits.  Jiafu Health does not pay EIT on the revenues or profits it receives from these 191 spas, under the view that the spas have already been taxed.  We have obtained letters from Jiangjin District Branch of the Chongqing Municipal State Administration of Taxation and from the Jiangjin District Branch of the Chongqing Municipal Local Taxation Bureau, where Jiafu Health is registered, that for any profit distributed to Jiafu Health from a spa that is a subsidiary of Jiafu Health, an individually-owned business, sole proprietorship or partnership, which has already been taxed per the local tax authority’s request shall not be deemed as taxable income to Jiafu Health.  Jiafu Health is not required to pay EIT for the revenue it receives from such spas.  While these confirmations appear definitive, it is possible that the above-mentioned tax authorities or higher-level tax authorities could reverse their opinion regarding our appropriateness of our tax filings.  If our tax structure is deemed by a relevant tax authority as inappropriate or in violation of the PRC tax laws and regulations, we may have to make additional tax payments and/or be subject to administrative fines on prior periods as required by the tax authority, either of which would have a material adverse effect to our business.  In addition, we may have to change our structure and pay the standard EIT at a rate of 25% on the future income of these 191 Company Spas.  Currently, on a company wide basis, we pay overall income related taxes equal to approximately 8% of our net income.  Thus, if we have to pay the standard EIT, our overall tax rates could increase by 17%, which would harm our net income and profitability.

Our payment of social insurance and other benefits may not be deemed as strictly following the relevant requirements under the PRC laws and regulations.

Under the PRC laws, the employers are required to pay social insurance for their employees. The social insurance shall be contributed by the employers to the employee social insurance administrative authorities. Most of our staff prefer to be paid in cash. Most of the staff receives the payment of social insurance in cash and make their own social insurance payments to the administrative authorities in their jurisdictions of permanent residence (called a “hukou”), rather than have us make their social insurance payments. For staff that so elect, rather than directly paying their social insurance to the relevant administrative authorities, we compute the social insurance obligation and give it to those electing persons in cash, with the understanding that they will make the proper payment in their respective hukous.  We have received a confirmation letter from the Jiangjin District Branch of the Chongqing Bureau of Human Resources and Social Security confirming the acceptability of Jiafu Fuqiao’s method of handling these social insurance payments.  This letter is applicable to the employees of Jiafu Health, and we have not obtained similar confirmations from the local social insurance administration authorities of each Company Spa in connection with the employees of such Company Spa.  In addition, the Jiangjin District Branch of the Chongqing Bureau of Human Resources and Social Security or higher-level authorities could later take a different view. In either event, we could be ordered to change our method of paying employee social insurance, and we may further be required to make up the payments of the social insurance for our employees and be subject to administrative fines.  We plan to continually monitor the appropriateness of this method and to change it, if it ever places us, in our view, at a material risk of attracting penalties or other problems. Any requirement that we make up past payments or pay administrative fines would have a material adverse effect on our business and financial condition.

Our failure to make direct contributions to a government administered housing fund may be subject us to fines and other costs

Pursuant to the “Housing Fund Management Regulation” issued by the State Council of the PRC in April 1999 and subsequently amended in March 2002 and other relevant regulations, for corporate employers in the PRC, both the employers and their employees are required to make contributions to a government administered housing fund. This only applies to staff at Company Spas that have corporate ownership, which is approximately 1/5 of all our Company Spas.  Because our staff is transient and often rotates to different cities, most have been paid in cash, with the cash amount to include allocations for the housing fund when such payments are applicable.  Not one employee or ex-employee has ever made a claim against us for nonpayment of any housing fund payments.  In the event that the PRC authorities so determine, we may be subject to an administrative fine of up RMB 50,000 (US$ 7,550), and could be made to pay into the Housing Fund for any employees or ex-employees who state a claim and/or are found to have not received the applicable amounts with respect to the Housing Fund.

Our business will suffer if any necessary license cannot be maintained or renewed

Any entity that conducts business in the PRC must have a business license that covers a particular type of work, and Jiafu Health, Kangfu Consulting, and the Company Spas each hold valid business licenses. While the business licenses of each of Jiafu Health, Kangfu Consulting and the Company Spas cover their present business purposes, the standards of compliance required in relation thereto may from time to time be subject to change.  While Kangfu Consulting, Jiafu Health and the Company Spas intend to apply for renewal and/or reassessment of such licenses when required by applicable laws and regulations, we cannot assure you that we will be able to renew our licenses or accomplish the reassessment of such licenses in a timely manner.  Any changes in compliance standards, or any new laws or regulations that may prohibit or render it more restrictive for us to conduct business or increase compliance costs may adversely affect our operations or profitability.  In addition, Kangfu Consulting, Jiafu Health and the Company Spas may not be able to carry on business without such licenses being renewed and/or reassessed.

Our decision not to apply for a Hygiene Permit at many Company Spas and our decision not to require our massage therapists to obtain and maintain individual Health Certificates may give rise to fines or other administrative penalties by the relevant PRC authorities.

Pursuant to the “Regulations Concerning the Administration of Public Health”, companies providing public sanitation services are required to obtain a Hygiene Permit.  However, these regulations do not specify whether they cover foot massage centers.  In practice, the local administrative authorities’ interpretation and enforcement of these regulations may vary.  In some cities, the local agencies have required our foot massage spas to have Hygiene Permits as a condition to granting the spa’s business license, and in those instances our spas have obtained them.  Most cities where our Company Spas are currently located have not required our Company Spa to obtain a Hygiene Permit when granting the spa’s business license, and in those instances they have not been sought.  These regulations provide that a company may be subject to administrative fines or suspension of business if it fails to obtain the Hygiene Permit.  Given these regulations do not specify that they apply to our business and we have not been requested by the relevant local administrative authority to have any Company Spa apply for a Hygiene Permit, other than those few who did so to initially obtain their respective business license, we believe it is unlikely that substantial fines would be imposed for not obtaining Hygiene Permits for all of our Company Spas.

Pursuant to the Regulations Concerning the Administration of Sanitation in Public Places, persons providing public sanitation services to customers in public places must obtain an individual Health Certificate. Failure to comply with this requirement could result in administrative fines being imposed on the individuals or their employer.  We do not require our massage therapists to applied for or maintain Health Certificates because we do not believe that such certificates are required for foot massage therapists.   However there is a risk that our interpretation of the Regulations Concerning the Administration of Sanitation in Public Places is incorrect and we our massage therapists could be fined and required to obtain such certificates.

Our ownership in certain Company Spas in the form of limited liability has not yet been filed with AIC and could be come challenged if the prior owner entered into a improper sale with a bona fide third party

We acquired 47 Company Spas that were owned by 43 limited liability companies by entering into equity transfer agreements with the respective original shareholders of such limited liability companies.  However, we have chosen not to register such equity transfers with the relevant Administration for Industry of Commerce (“AIC”).  Though we have acquired legal ownership of each such spa’s equity interests by executing relevant equity transfer agreements and paying the specified consideration, unless we file such equity transfer with the AIC it is possible that the original owners could fraudulently sell the shares to an unknowing third party, who could then register with AIC before we do and have a strong claim for an ownership interest superior to ours.  If such a second sale happens, we would have to litigate in China to enforce our ownership and its possible that we may not be able to successfully pursue such claims. If we lose such litigation, we will lose ownership and control over the relevant company spa and will be left only with a claim for indemnification by the seller.  We plan to complete all or most of the AIC registrations by September 30, 2011.

Our contractual arrangements with Jiafu Health and the Jiafu Health Shareholders may not be as effective in providing control as direct ownership.

Our contractual arrangements with Jiafu Health and the Jiafu Health Shareholders provide us with effective control over Jiafu Health.  As a result of these contractual arrangements, we are considered to be the primary beneficiary of the economic benefits of ownership of Jiafu Health, and we consolidate the results of operations, assets and liabilities of Jiafu Health in our financial statements.  However, these contractual arrangements may not be as effective in providing us with control over Jiafu Health as direct equity ownership of Jiafu Health. If Jiafu Health or the Jiafu Health Shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective.

The shareholders of Jiafu Health may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The major shareholders of Jiafu Health are Jiafu Guo, our Chairman of the Board of Directors, and Feng Wu, our CEO and Vice Chairman to the Board of Directors.  Conflicts of interest between their role as shareholders of Jiafu Health and their duties to us may arise. We cannot assure you that when conflicts of interest arise, these individuals will act in our best interests, or that conflicts of interest will be resolved in our favor. In addition, these individuals may breach or cause Jiafu Health to breach or refuse to renew the existing contractual arrangements that allow us to effectively control Jiafu Health and receive economic benefits from them. Currently, we do not have arrangements to address potential conflicts of interest between these individuals and our company, and a conflict could result in these individuals as officers of our company violating fiduciary duties to us. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of Jiafu Health, we would have to rely on legal proceedings, which could result in disruption of our business, and there would be substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements we have entered into may be subject to scrutiny by the PRC tax authorities, and a finding that we, or our affiliated entities, owe additional taxes that could reduce our net income and the value of your investment.

As required by applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between Kangfu Consulting and Jiafu Health do not represent an arm’s-length price and adjust Jiafu Health’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction for PRC tax purposes of expense deductions recorded by Jiafu Health, which could in turn increase its respective tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties on our affiliated entities for underpaid taxes.  Our net income may be adversely affected if Jiafu Health’s tax liabilities increase or if it is found to be subject to late payment fees or other penalties.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese RMB into foreign currencies and, if Chinese RMB were to decline in value, reducing our revenue in U.S dollar terms.

Our reporting currency is the U.S. dollar and our operations in the PRC use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese RMB. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the RMB depends to a large extent on PRC government policies and the PRC’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of RMB to the U.S. dollar had generally been stable and the RMB had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the PRC government changed its policy of pegging the value of Chinese RMB to the U.S. dollar. Under the new policy, Chinese RMB may fluctuate within a narrow and managed band against a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over the following three years. From mid-2008 to mid-2010 the RMB traded within a narrow range against the U.S. dollar at approximately RMB6.83 per U.S. dollar. In June 2010, the People’s Bank of China announced the removal of the de facto peg. Following this announcement, the RMB has appreciated modestly. It is difficult to predict when and how RMB exchange rates may change going forward.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions results in reduced revenue, operating expenses and net income for our operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge its exchange rate risks, although it may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge its exchange rate risks.

Although PRC governmental policies were introduced in 1996 to allow the convertibility of Chinese RMB into foreign currency for current account items, conversion of Chinese RMB into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange (SAFE), which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that PRC regulatory authorities will not impose greater restrictions on the convertibility of Chinese RMB in the future. Because a significant amount of our future revenue will be in the form of Chinese RMB, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese RMB to fund our business activities outside of the PRC, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations.

We may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

The PRC government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If business ventures are unsuccessful, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the PRC government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance or to seek an injunction under PRC law are severely limited in either of these cases. Without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

You may have difficulty enforcing judgments against us.

We are a holding company organized under the laws of the Cayman Islands and most of our assets are located outside of the United States. Most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts (imposing monetary fines, penalties, damages or otherwise) or entertain original actions brought in the courts of the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not recognize or enforce a foreign judgment against us or our directors and officers (imposing monetary fines, penalties, damages or otherwise) or entertain original actions brought in the courts of the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would recognize or enforce a judgment rendered by a court in the United States.

We must comply with the Foreign Corrupt Practices Act and PRC Anti-Bribery Law, which may put us at a competitive disadvantage.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. We are also subject to the PRC Anti-Bribery Law, which strictly prohibits bribery of government officials. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business, or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Certain PRC government approvals may be required under regulations adopted in August 2006, and, if required, we cannot predict whether we will be able to obtain such approval.

In 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule. This rule requires that if an overseas company is established or controlled by PRC domestic companies or citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval. In addition, this regulation requires that an overseas company controlled directly or indirectly by PRC companies or citizens and holding equity interests of PRC domestic companies needs to obtain the approval of the China Securities Regulatory Commission, or CSRC, prior to listing its securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying the documents and materials required to be submitted by overseas special purpose companies seeking CSRC’s approval of their overseas listings.

While the application of the M&A Rule remains unclear, based on their understanding of current PRC laws, regulations, and the notice published on September 21, 2006, our PRC counsel has advised us that since our subsidiaries were established by means of direct investment, rather than by merger or acquisition of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and no provision in the M&A Rules classifies our contractual arrangements with Jiafu Health as a type of acquisition transaction falling under the M&A Rules, we are not required to submit an application to the Ministry of Commerce or the CSRC for its approval for our contractual control of Jiafu Health or any of our transactions including the reverse merger listing of Fortune Health and its subsidiaries and the contractually controlled company.

If the CSRC or another PRC regulatory agency subsequently determines that the approvals from the Ministry of Commerce and/or CSRC were required, our contractual control over the PRC business could be challenged and we may need to apply for a remedial approval and may be subject to certain administrative punishments or other sanctions from PRC regulatory agencies. The regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of our foreign currency in our offshore bank accounts into the PRC, or take other actions that could materially and adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares.

The M&A Rule sets forth complex procedures for acquisitions conducted by foreign investors that could make it more difficult to pursue acquisitions.

The M&A Rule sets forth complex procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Risks Related to our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other shareholders wanted it to occur.

Our executive officers, directors, and principal shareholders hold approximately a large majority of our outstanding ordinary shares. Accordingly, these shareholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other shareholders wanted it to occur.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from our PRC-based contractually controlled entity may, from time to time, be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of RMB into U.S. dollars or other hard currency and other regulatory restrictions.

We cannot assure you that our ordinary shares will become liquid or that they will be listed on a securities exchange.

Until our ordinary shares are listed on an exchange, or are quoted on the OTC Bulletin Board, another over-the-counter quotation system, or in the “pink sheets,” we expect that our ordinary shares will remain non-tradable.  In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of our ordinary shares. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our ordinary shares to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our ordinary shares, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

In order to raise sufficient funds to expand our operations, we may have to issue additional securities at prices that may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, our current shareholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of our securities outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our ordinary shares. We cannot provide assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Because we became a public company by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse takeover.” Securities analysts of major brokerage firms may not provide coverage of our securities since there is little incentive to brokerage firms to recommend the purchase of our ordinary shares. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential investors could lose confidence in our financial reporting, which could harm our business and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we may be required to annually furnish a report by our management on our internal control over financial reporting. Such report may have to contain, among other matters, an assessment by our principal executive officer and our principal financial officer on the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective as of the end of our fiscal year. Any such assessment must include disclosure of any material weakness in our internal control over financial reporting identified by management. In addition, under current SEC rules, we will be required to obtain an attestation from our independent registered public accounting firm as to our internal control over financial reporting for our annual report on Form 10-K covering our next fiscal year. Performing the system and process documentation and evaluation needed to comply with Section 404 is both costly and challenging. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act of 2002 for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our ordinary shares.

Compliance with rules and requirements applicable to public companies will cause us to incur additional costs, and any failure by us to comply with such rules and requirements could negatively affect investor confidence in us and cause the market price of our securities to decline.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, many of which are not reflected in our historical financial statements. In addition, the Sarbanes-Oxley Act, as well as rules adopted by the SEC and the securities exchanges, such as the NASDAQ Stock Market LLC and NYSE AMEX, have required changes in the corporate governance practices of public companies. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. Complying with these rules and requirements may be especially difficult and costly for us because we may have difficulty locating sufficient personnel in China with experience and expertise relating to U.S. GAAP and United States public company reporting requirements, and such personnel may command high salaries. If we cannot employ sufficient personnel to ensure compliance with these rules and regulations, we may need to rely more on outside legal, accounting and financial experts, which may be very costly. In addition, we will incur additional costs associated with our public company reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may be subject to the penny stock rules which will make our securities more difficult to sell.

If we are able to obtain a listing of our securities on a national securities exchange, we may be subject in the future to the SEC’s “penny stock” rules if our securities sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our securities. As long as our securities are subject to the penny stock rules, the holders of such securities may find it more difficult to sell their securities.

The rights of our shareholders are not as extensive as those rights of shareholders of U.S. corporations.

Principles of Cayman Islands corporate law relating to such matters as the validity of our procedures, the fiduciary duties of management and our shareholders’ rights may differ from those that would apply if we were incorporated in a jurisdiction within the U.S.  In most U.S. jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many U.S. jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited.  As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and, therefore, he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party (unless that conflict is properly disclosed to the board of directors prior to a vote being taken, in which case the conflicted director may vote in accordance with the company’s Memorandum and Articles of Association).  A director of a Cayman Islands company owes to the company a duty to act with skill and care.  These duties have been previously defined as a requirement to act as a reasonably diligent person having both: (a) the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company, and (b) the general knowledge, skill and experience which that particular director has.  However, English and British Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Further, under U.S. law, majority and controlling shareholders generally have certain “fiduciary” responsibilities to the minority shareholders. A U.S. shareholder action must be taken in good faith. Actions by controlling shareholders in a U.S. jurisdiction and executive compensation which are odiously unreasonable may be declared null and void. Cayman Islands law does not protect the interests of the minority shareholders to the extent that the law in the U.S. protects the minority shareholders in U.S. corporations. Our shareholders may have difficulty in protecting their interests in the face of actions by the Board of Directors and may have more limited rights than they might have as shareholders of a company incorporated in many U.S. jurisdictions.  We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court although derivative actions are available in the Cayman Islands and have been permitted by the Cayman Islands court.  In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder.  However, based on English authorities which would, in all likelihood, be of persuasive authority in the Cayman Islands there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;
•	the act complained of, although not ultra vires, could be duly effected only if authorized by a special or ordinary resolution that has not been obtained; and
•	those who control the company are perpetrating a “fraud on the minority.”

The protection available to our shareholders may be limited under Cayman Islands law.

The rights of our shareholders will be governed by the Memorandum and the Articles of Association of the Company (collectively, the “Articles”), as interpreted in accordance with the laws of the Cayman Islands. Where any provision of any contractual arrangement between a shareholder and us or any third party is inconsistent with the provisions of our Memorandum and Articles, the shareholder may be unable to claim certain remedies, including, without limitation, specific performance, for breach of such provision against us. Any remedies available to a shareholder of us may be limited to remedies available under Cayman Islands law and regulation, which may not afford the same protection to minority or other shareholders as is available under the laws or regulations of the shareholder’s home jurisdiction or under other jurisdictions’ laws and regulations.

Cayman Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a Cayman Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The Cayman Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce an award for liquidated damages granted by a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

SELECTED FINANCIAL DATA

Consolidated Statement of Operation Data of Fortune Management:

	Year ended June 30,
	2010	2009	2008	2007	2006 (2)
Net revenue	$132,400,899	$103,527,269	$66,744,555	$35,908,232	0
Cost of sales	$(67,246,568)	$(52,711,905)	$(34,810,683)	$(14,092,987)	0

Gross profit	$65,154,331	$50,815,364	$31,933,872	$21,815,245	0
Total operating expenses	$(36,018,190)	$(27,300,101)	$(17,934,626)	$(10,289,453)	0

Income from operations	$29,136,141	$23,515,263	$13,999,246	$11,525,792	0
Net Income	$25,961,416	$20,461,559	$11,746,498	$9,038,740	0
Total comprehensive income	$26,293,902	$20,557,864	$13,389,072	$10,983,938	0

Basic earnings per share attributable to controlling interest (1)	0.16	0.13	0.07	0.06	0

Diluted earnings per share attributable to controlling interest (1)	0.16	0.13	0.07	0.06	0

Dividends declared per share	0	0	0	0	0

Basic (1)	161,669,375	161,669,375	161,669,375	161,669,375	0

Diluted (1)	161,669,375	161,669,375	161,669,375	161,669,375	0

Consolidated Balance Sheet Data of Fortune Management:

	As of June 30,
	2010	2009	2008	2007	2006 (2)
Cash and cash equivalents	$9,522,441	$17,447,390	$13,138,419	$8,976,423	0
Accounts receivable, net	$7,344	$7,305	$7,276	$5,407	0
Inventories	$523,112	$361,013	$232,747	$190,875	0
Property, plant and equipment	$44,334,928	$37,924,222	$26,359,516	$21,376,209	0
Total assets	$101,286,389	$88,343,535	$58,870,415	$32,084,830	0
Total current liabilities	$23,516,114	$36,810,179	$13,118,855	$9,028,734	0
Total liabilities	$32,539,016	$45,890,064	$36,974,808	$15,083,094	0
Total shareholders’ equity	$68,747,373	$42,453,471	$21,895,607	$17,001,736	0

1) Figures are based 161,669,375 shares outstanding, which includes the issuance of an 135,802,275 ordinary shares to be issued to the Fortune Health Shareholders and their designees after the Company effectuates an amendment to its Articles of Association to increase its authorized shares
2) No data is included for the fiscal year ended June 30, 2006  as we were incorporated October 27, 2006

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS

Disclaimer Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate,” “expect,” “intend,” “plan,” “will,” we believe,” “believes,” “management believes” and similar language. Except for the historical information contained herein, the matters discussed in this ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’ and elsewhere in this report are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this Current Report on Form 8-K.

Overview

We are one of the leading foot massage spas in the PRC. Our chairman and founder, Mr. Jiafu Guo first entered the massage industry in 1998, when he and his brothers co-founded Chongqing Fuqiao Health Caring Service Co., Ltd. (“Chongqing Fuqiao”), a foot massage chain store.  In 2004, Jiafu Guo started a separate company, called Chongqing Jiafu Fuqiao Health Care Service Co., Ltd. (“Fuqiao Health”). In 2006, Jiafu Guo incorporated a new company called Chongqing Jiafu Fuqiao Investment Co. Ltd..  In March 2007, Chongqing Jiafu Fuqiao Investment Co. Ltd. changed its name to Chongqing Jiafu Health Industry Co., Ltd., the current name of our PRC operating company,often referred to in this document as “Jiafu Health.”  Jiafu Health took over the foot massage operations and franchises of Fuqiao Health.  As Jiafu Health has not taken over any operations from Chongqing Fuqiao and Chongqing Fuqiao continues its foot massage business as a separate company, it is not a predecessor of Jiafu Health.  Jiafu Guo’s brothers and Chongqing Fuqiao have no ownership interest or activity in Jiafu Health, and Jiafu Guo and Jiafu Health has no ownership interest or activity in Chongqing Fuqiao.

As of December 31, 2010, we have grown to 396 spas, 240 of which are Company Spas and 156 are Franchise Spas. Our spas are located throughout 26 provinces, municipalities and autonomous regions in the PRC.   For Franchise Spas, we receive a one-time fee, typically of RMB 1 million. We have a centralized accounting system for all of our Company Spas. In 2010, we implemented a Point of Sales (“POS”) system.  Our POS system allows us to track every sale made at all of our Company Spas.  On a daily basis, all of our Company Spas deposit all of their revenue to our central bank account.  We will reconcile the revenues received to this bank account with the sales figures recorded by our POS system.  We believe this centralized accounting system allows us to maintain strict and proper controls over the revenues received at all our Company Spas.

For Company Spa expense management, we calculate the average historical operational expenses for each Company Spa and send the equivalent funds to cover expenses for a 1-month period. These operational expenses typically include management and staff salaries, perishable food expenses and utilities expenses.  For non-perishable food items and store supplies, our corporate headquarters in Wuhan will make bulk purchases and coordinate with suppliers for distribution.

Our Franchise Spas are managed independently from our Company Spas. To help support the establishment of these stores, we will send our regional managers to help the franchisee pick a store location and negotiate a contract for the store space, as well as make suggestions for the store’s designs. We also provide each franchise with our standard operating procedures as suggested guidelines.  Our Franchise Spas typically use massage therapists trained at our training school, but in some instances they will use massage therapists from their local markets.  Franchise Spas cover all of their own expenses, including build-out costs, overheads, and the purchase of all supplies.

Sales

In recent years, we have derived over 95% of our revenue from the operations of our Company Spas. The primary services we offer include Chinese foot massage, Chinese full body massage and Thai full body massage.  We also derive revenue from in-stores sales of food and beverage items.   In addition, we derive revenue from franchise licensing fees, which in recent years has equaled less than 5% of our annual sales.  We typically charge a licensing fee of RMB 1 million to open a Jiafu Fuqiao branded franchise store with no royalties, and a limited 5-year term.  Our franchise agreements also give us the right to buy the franchise, subject to satisfactory pricing negotiation, and convert it to a Company Spa.

Our sales are affected by many factors, including:

(a)	Number of Company Spas
Once a spa has matured, we do not expect significant increases in same store sales each year.    Thus the largest factor affecting our sales growth is increasing the number of our Company Spas.     To increase the number of Company Spas, we must continue to run our brand professionally and continue to attract new entrepreneurs to open our spas.    We must also have the financial ability to later acquire successful franchises and convert them to Company Spas, using retained earnings or outside capital, or both.

(b)	Successful Franchise Program
While our franchise fees are not a major component of our sales, attracting new franchisees and thus opening new spas is a key aspect of our growth strategy. We keep our franchise fees relatively low to help us attract entrepreneurs from all over China to open our spas, with the hope that many of them will later become Company Spas.  We also seek to provide various forms of support to our franchisees to help new spas become successful.

(c)	Competition
The massage industry is a highly competitive and fragmented industry.  There are relatively low barriers of entry and there are literally tens if not hundreds of thousands of independently owned small businesses that offer foot massage services.  We seek to compete with this mass market by offering a consistent and high quality service, at an affordable price for mainstream Chinese.

(d)	Access to Capital
Our growth plan is to rapidly and greatly increase the size of our chain.  Our annual retained earnings enable us to increase the number of Company Spas each year, but we seek to increase the number beyond the ability of our retained earnings.  Thus, our future number Company Spas and overall sales growth will be affected by our ability to raise outside capital.

(e)	Trained massage therapists
Growing our sales and opening new spas require that we continually train additional therapists in our massage techniques.  We have established a training center in Chongqing to help assure an adequate supply of suitably trained therapists.   So far we have experienced few problems in staffing our spas with trained therapists.  We must continue to grow our training center and be able to attract new recruits to be able to continue to supply additional spas with properly trained therapists, thus insuring quality and consistency across our chain.

(f)	Urbanization and Income Growth
Our sales have been positively affected by the major trend of urbanization and the growth of Chinese cities, and the increases in per capital incomes in China.  Over the last 30 years, hundreds of millions of Chinese citizens have entered the middle class.  Continued urbanization and income growth have positive effects on our sales in general.  Conversely, any setbacks in personal income levels or disposable income could have negative effects on our sales.

Please refer to the section entitled “Risk Factors” beginning on page 17 for further information on other factors that may affect our revenue.

Cost of Sales

Our cost of sales is comprised of direct labor related to provided services, direct materials and sales tax. Direct labor includes salaries, wages and staff-related costs of staff who are directly involved in the operations of our spas. We are a labor-intensive business, thus labor is a key factor of our operations. Direct materials include clothing and uniforms, office supplies, food, beverages, cleaning supplies, massage oils and lotions, and daily operational goods, such as pens, towels, and bedding.

Selling Expenses

Our selling expenses primarily consist of depreciation, operating leases, water and electric, and consumables. Our depreciation expenses apply to office equipment, electric equipment, furniture and fixtures, fire safety equipment and decorations. Our operating leases consist of Company Spa leases, operating center and training school leases.  Other minor selling expenses consist of fuel and heating, welfare expenses, property management fees and cleaning expenses.

General and Administrative Expenses

Our general and administrative expenses primarily consist of central management and administrative salaries and related office and welfare expenses.  Our salary expenses consist of training school instructor salaries and headquarters and operation center payrolls. Our office expenses consist of rent, office supplies, and other office-related expenses.  Our welfare expenses consist of team-building activities’ expense and welfare products, which consist of living necessities for our staff.  Other minor general and administrative expenses are depreciation, social insurance and advertising expenses.

Interest Expense

Our interest expense consists of accrued interest on loans from Mr. Guo Jiafu, who advanced us funds for purchasing Franchise Spas and converting them to Company Spas.

Income Tax Expense

The Company accounts for income taxes using an asset and liability approach and allows for recognition of deferred tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefits or that future realization is uncertain.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have identified certain accounting policies that are significant to the preparation of the financial statements. Critical accounting policies are those that are both most important to the portrayal of our results of operations and financial condition and require management’s most difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of the financial statements.

Plant and Equipment

Plant and equipment are carried at cost less accumulated depreciation.  Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Office equipment	5 years
Electric equipment	5 years
Furniture & fixtures	5 years
Fire-fighting equipment	5 years
Decoration	5 years
Leasehold improvements	10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the net acquired identifiable assets at the date of acquisition. Goodwill is included in intangible assets and is tested for impairment annually.  We have significant goodwill because when we purchase Franchise Spas, the purchase price is more than the value of the fixed assets acquired, which consists of leasehold improvements, furniture, equipment, and supplies.

Revenue Recognition

Revenue comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Company’s activities. Revenue is shown net of value-added tax, returns, rebates and discounts and after eliminating sales between the Companies.

The Company recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and specific criteria have been met for the Operating Companies as described below. The amount of revenue is not considered to be reliably measurable until all contingencies relating to the sale have been resolved. The Company bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Revenue from provision of health and foot massage services
Revenue from provision of health and foot massage services recognized in profit or loss when the services completed to the customer.

Franchise fee income
Franchise fees are recognized as revenue on a basis that reflects the purpose for which the fees were charged. Revenue is also recognized in profit or loss in respect of the deferred income upon expiry of the franchise contract.  The franchise fee revenue is recognized over a 5-year time period.

Inventories

Inventories comprise merchandise purchased for resale and consumables. They are stated at the lower of cost and net realizable value.  Cost of merchandise, representing the purchase cost, is calculated on the weighted average basis. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses.

Recently Issued Accounting Guidance

ASC Update (“ASU”) No. 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash. This update clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. This ASU codified the consensus reached in EITF Issue No. 09-E “Accounting for Stock Dividends, Including Distributions to Shareholders with Components of Stock and Cash”. ASU 2010-01 is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The adoption of this update did not have any material impact on the Company’s financial statements.

ASC Updated (“ASU”) No. 2010-02, Consolidation (Topics 810) – Accounting and Reporting for Decreases in Ownership of a Subsidiary - A Scope Clarification.  This update provides guidance for non-controlling interests and changes in ownership interests of a subsidiary. An entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary. Upon deconsolidation of a subsidiary, an entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value. The gain or loss includes any gain or loss associated with the difference between the fair value of the retained investment in the subsidiary and its carrying amount at the date the subsidiary is deconsolidated. In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction.  The adoption of this update did not have any material impact on the Company’s financial statements.

ASC Update (“ASU”) No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This update requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require:
•	A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and
•	In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.
In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:
•	Forpurposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and
•	Areporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted.

ASC Update (“ASU”) No. 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. This update is to remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC’s literature.

In addition, the amendments in the ASU requires an entity that is a conduit bond obligor for conduit debt securities that are traded in a public market to evaluate subsequent events through the date of issuance of its financial statements and must disclose such date. All of the amendments in the ASU were effective upon issuance (February 24, 2010) except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010.

ASC Update (“ASU”) No. 2010-10, Consolidation (Topic 810): Amendments for Certain Investment Funds. This update is to defer the effective date of certain amendments to the consolidation requirements of FASB Accounting Standards CodificationTM (Codification) Topic 810, Consolidation, resulting from the issuance of FASB Accounting Standard No. 167, Amendments to FASB Interpretation 46(R). Specifically, the amendments to the consolidation requirements of Topic 810 resulting from the issuance of Statement 167 are deferred for a reporting entity’s interest in an entity:
•         That has all the attributes of an investment company; or
•         For which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies.
The ASU does not defer the disclosure requirements in the Statement 167 amendments to Topic 810. The amendments in this ASU are effective as of the beginning of a reporting entity's first annual period that begins after November 15, 2009, and for interim for interim periods within that first annual reporting period. Early application is not permitted.

ASC Update (“ASU”) No. 2010-13, Compensation – Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. This update is to codify the consensus reached in EITF Issue No. 09-J, “Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.” The amendments to the Codification clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance, or services condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The adoption of this update did not have any material impact on the Company’s financial statements.

ASC Update (“ASU”) No. 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules. This update amends various SEC paragraphs in the FASB Accounting Standards Codification pursuant to SEC Final Rule, “Technical Amendments to Rules Forms, Schedules and Codification of Financial Reporting Policies”. The adoption of this update did not have any material impact on the Company’s financial statements.

ASC Update (“ASU”) No. 2010-22, Accounting for Various Topics. This update amends various SEC paragraphs in the FASB Accounting Standards Codification based on external comments received and the issuance of Staff Accounting Bulletin (SAB) No. 112 which amends or rescinds portion of certain SAB topics. SAB 112 was issued to bring existing SEC guidance into conformity with ASC 805 “Business Combination” and ASC 810 “Consolidation”. The adoption of this update did not have any material impact on the Company’s financial statements.

The Company applied the provisions of ASC 820 to its financial assets and liabilities upon adoption at January 1, 2008, and adopted the remaining provisions relating to certain nonfinancial assets and liabilities on January 1, 2009. The difference between the carrying amounts and fair values of those financial instruments held upon initial adoption, on January 1, 2008, was recognized as a cumulative effect adjustment to the opening balance of retained earnings and was not material to the Company’s financial position or results of operations. The Company implemented the guidance related to orderly transactions under current market conditions as of April 1, 2009, which also was not material to the Company’s financial position or results of operations.

In August 2009, the FASB issued ASC Update No. 2009-05, Fair Value Measurements and Disclosures (Topic 820): Measuring Liabilities at Fair Value (“ASC Update No. 2009-05”).  This update amends ASC 820, Fair Value Measurements and Disclosures, and provides further guidance on measuring the fair value of a liability.  The guidance establishes the types of valuation techniques to be used to value a liability when a quoted market price in an active market for the identical liability is not available, such as the use of an identical or similar liability when traded as an asset.  The guidance also further clarifies that a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are both Level 1 fair value measurements. If adjustments are required to be applied to the quoted price, it results in a level 2 or 3 fair value measurement.  The guidance provided in the update is effective for the first reporting period (including interim periods) beginning after issuance. The Company does not expect that the implementation of ASC Update No. 2009-05 will have a material effect on its financial position or results of operations.

In September 2009, the FASB issued ASC Update No. 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent) (“ASC Update No. 2009-12”). This update sets forth guidance on using the net asset value per share provided by an investee to estimate the fair value of an alternative investment. Specifically, the update permits a reporting entity to measure the fair value of this type of investment on the basis of the net asset value per share of the investment (or its equivalent) if all, or substantially all of the underlying investments used in the calculation of the net asset value are consistent with ASC 820.  The update also requires additional disclosures by each major category of investment, including but not limited to, fair value of underlying investments in the major category, significant investment strategies, redemption restrictions, and unfunded commitments related to investments in the major category. The amendments in this update are effective for interim and annual periods ending after December 15, 2009, with early application permitted. The Company does not expect that the implementation of ASC Update No. 2009-12 will have a material effect on its financial position or results of operations.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46(R) (“Statement No. 167”). Statement No. 167 amends FASB Interpretation No. 46R, Consolidation of Variable Interest Entities an interpretation of ARB No. 51 (“FIN 46R”) to require an analysis to determine whether a company has a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance; and b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. The statement requires an ongoing assessment of whether a company is the primary beneficiary of a variable interest entity when the holders of the entity, as a company lose power, through voting or similar rights, to direct the actions that most significantly affect the entity’s economic performance. This statement also enhances disclosures about a company’s involvement in variable interest entities. Statement No. 167 is effective as of the beginning of the first annual reporting period that begins after November 15, 2009. Although Statement No. 167 has not been incorporated into the Codification, in accordance with ASC 105, the standard shall remain authoritative until it is integrated. The Company does not expect the adoption of Statement No. 167 to have a material impact on its financial position or results of operations.

ASC Update (“ASU”) No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. This update reflects the decision reached in EITF Issue No. 10-G. The amendments in this ASU affect any public entity as defined by Topic 805, Business Combinations, that enters into business combinations that are material on an individual or aggregate basis. The amendments in this ASU specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

RESULTS OF OPERATIONS

Results of operations for the six months ended December 31, 2010 compared to the six months ended December 31, 2009

The following tables set forth key components of our results of operations for the six-month periods ended indicated, in US dollars.  The discussion following the table is based on these results.

	For the six months ended December 31,
	2010	2009
	(un-audited)	(audited)

Net Revenues	$78,198,352	61,233,490
Cost of sales	(41,015,183)	(31,196,874)
Gross profit	37,183,169	$30,036,616

Operating expenses:
Selling	(17,582,960)	(13,061,862)
General and administrative expenses	(4,788,204)	(4,081,010)

Operating Income	$14,812,005	$12,893,744
Interest Income	34,142	40,052
Interest Expense	(74,585)	(454,559)
Income before income taxes	$14,771,562	$12,479,237
Income taxes	(1,414,082)	(1,138,043)
Net income	$13,357,480	$11,341,194

Foreign currency translation gain	2,486,378	99,386
Comprehensive income	$15,843,858	$11,440,580

Sales
For the six months ended December 31, 2010 and 2009, 97.31% and 97.11% of our revenue was derived from Company Spa operations, with the remainder being Franchise Fee income.  Our sales revenue increased by $16.96 million or 27.71% from $61.23 million for the six months ended December 31, 2009, to $78.20 million for the six months ended December 31, 2010.  This increase was due to:

•	A $15.81 million in revenues contributed by 58 new Company Spas that were bought between January 1, 2010 and December 31, 2010;
•	A $3.23 million increase in revenues contributed by 19 new Company Spas that were bought during the six months ended December 31, 2009;
•	A $2.42 million decrease in revenues contributed by the other 163 Company Spas; and
•
A $0.34 million increase in revenues from franchise fees during six months ended December 31, 2010 as compared to the six months ended December 31, 2009 (from $1.77 million to $2.11 million), as result of opening 28 Franchise Spas.

We increased the number of our Company Spas from 182 as of December 31, 2009 to 240 as of December 31, 2010.

Cost of Sales

Our cost of sales increased by $9.82 million or 31.47%, from $31.20 million for the six months ended December 31, 2009, compared to $41.02 million for of the six months ended December 31, 2010.  This was primarily due to the corresponding increase in sales.  Our cost of direct labor constituted 78.84% of our cost of sales for the six months ended December 31, 2010, as compared with 79.96% for the six months ended December 31, 2009.

Gross Profit and Gross Profit Margin

Our gross profit increased by 23.79% from $30.04 million for the six months ended December 31, 2009 compared to $37.18 million for the six months ended December 31, 2010, as a result of an increase in sales. The gross profit margin was 47.5% for the six months ended December 31, 2010, compared to 49% for the six months ended December 31, 2009.  Our gross profit margins were slightly lower because our cost of sales increased slightly.   Our gross margins vary not only with labor rates but also with labor utilization, as we must pay our therapists whether each spa is operating a full capacity or some lesser level.  We considered this change in gross margin to be relatively flat and “ordinary course” for our business.

Operating Expenses

Selling Expenses
Our selling expenses primary consist of depreciation, operating leases, and water and electric, which contributed to 14.36%, 30.46%, 12.93% respectively to our selling expenses for the six months, ended December 31, 2010.  Other minor selling expenses consist of fuel and heating, welfare expenses, property management fee and cleaning. Our selling expenses increased by $4.52 million or 34.61% from $13.06 million for the six months ended December 31, 2009 to $17.58 million for the six months ended December 31, 2010.

General and Administrative Expenses
Our general and administrative expenses primarily consist of central management and administrative salaries, and related office expenses and welfare expenses, which contributed 79.49%, 7.10% and 3.21% respectively of our general and administrative expenses for the six months ended December 31, 2010.  Other minor general and administrative expenses are depreciation, social insurance and advertising expenses. Our general and administrative expenses decreased by $0.71 million or 17.33% from $4.08 million for the six months ended December 31, 2009 to $4.79 million for the six months ended December 31, 2010.

Income Tax Expense
Income tax expense increased by 24.26% from $1.14 million in 2009 to $1.41 million for the six months ended December 31, 2010. This increase in tax expenses is in line with our increase in sales.

Results of operations for the fiscal year ended June 30, 2010 compared to the fiscal year ended June 30, 2009

The following tables set forth key components of our results of operations for the fiscal year ended June 30, 2010 and June 30, 2009, indicated, in US dollars.  The discussion following the table is based on these results.

	For the fiscal year ended June 30,
	2010	2009
	(audited)	(audited)

Net Revenues	$132,400,899	$103,527,269
Cost of Sales	(67,246,568)	(52,711,905)
Gross profit	$65,154,331	$50,815,364

Operating Expenses:
Selling	(28,482,705)	(21,431,911)
General and Administrative expenses	(7,535,485)	(5,868,190)

Operating Income	$29,136,141	$23,515,263
Interest Income	66,306	41,766
Interest Expense	(819,112)	(876,144)
Income Before Income Taxes	$28,383,335	$22,680,885
Income Taxes	(2,421,919)	(2,219,326)
Net Income	$25,961,416	$20,461,559

Foreign Currency Translation Gain	332,486	96,305
Comprehensive Income	$26,293,902	$20,557,864

Sales

For the years ended June 30, 2010 and 2009, 97.18% and 97.60% of our revenue was derived from Company Spa operations, with the remainder being Franchise Fee income.  Our total sales revenue increased by $28.87 million or 27.89%, from $103.53 million for the fiscal year ended June 30, 2009 to $132.40 million for the fiscal year ended June 30, 2010.  This increase was due to:

•	A $0.22 million increase in revenues contributed by 118 Company Spas acquired prior to
June 30, 2008;
•	A $13.04 million increase in revenues contributed by 45 Company Spas acquired during the year ended June 30, 2009;
•	A $14.37 million in revenues contributed by 49 Company Spas acquired during the year ended June 30, 2010; and
•
A $1.25 million increase in revenues from franchise fees during the year ended June 30, 2010 as compared to the year ended June 30, 2009 (from $2.48 million to $3.73 million) as a result of opening 49 Franchise Spas.

We increased the number of our Company Spas from 163 as of June 30, 2009 to 212 as of June 30, 2010.

Cost of Sales

Our cost of sales increased by $14.53 million or 27.57% from $52.71 million in fiscal 2009 to $67.25 million in fiscal 2010, primarily due to the corresponding increase in sales. Our cost of direct labor constituted 79.89% of our cost of sales for the year ended June 30, 2010.  Direct labor costs increased by $11.47 million or 27.14% for the year ended June 30, 2010, compared to the year ended June 30, 2009.

Gross profit and gross profit margin

Our gross profit increased by 28.22% from $50.82 million in 2009 to $65.15 million in 2010 as a result of the increase in sales. The gross profit margin remained stable at approximately 49% in for fiscal 2009 and 2010.

Operating Expenses

Selling Expenses
Our selling expenses primarily consist of depreciation, operating leases, water and electric, which contributed to 39.44%, 30.64%, 13.10% respectively to our selling expenses for the year, ended June 30, 2010.  Other minor selling expenses consist of fuel and heating, welfare expenses, property management fee and cleaning. Our selling expenses increased by 32.90% from $21.43 million for the year ended June 30, 2009 to $28.48 million for the year month ended June 30, 2010. This was a result of our increase in sales and business expansion.

General and Administrative Expenses
Our general and administrative expenses primarily consist of salaries, office expenses and welfare expenses, which contributed 73.82%, 12.01% and 3.68% respectively of our general and administrative expenses for the year ended June 30, 2010.  Other minor general and administrative expenses are depreciation, social insurance and advertising expenses. Our general and administrative expenses increased by $1.67 million or 28.41% from $5.87 million for the year ended June 30, 2009 to $7.54 million for the year ended June 30, 2010. This was primarily due to the increase of our sales and operation activities.

Income Tax Expense
Income tax expense increased by 9.13% from $2.22 million in 2009 to $2.42 million in 2010. This increase in tax expenses is in line with our increase in sales.

Results of operations for the fiscal year ended June 30, 2009 compared to the fiscal year ended June 30, 2008

The following tables set forth key components of our results of operations for the fiscal year ended June 30, 2009 and June 30, 2008, indicated, in US dollars.  The discussion following the table is based on these results.

	For the fiscal year ended June 30,
	2009	2008
	(audited)	(audited)

Net Revenues	$103,527,269	$66,744,555
Cost of Sales	(52,711,905)	(34,810,683)
Gross Profit	$50,815,364	$31,933,872

Operating expenses:
Selling	(21,431,911)	(12,964,717)
General and Administrative Expenses	(5,868,190)	(4,969,909)

Operating Income	$23,515,263	$13,999,246
Interest Income	41,766	—
Interest Expense	(876,144)	(834,405)
Income Before Income Taxes	$22,680,885	$13,164,841
Income Taxes	(2,219,326)	(1,418,343)

Net Income	$20,461,559	$11,746,498
Foreign Currency Translation Gain	96,305	1,642,574
Comprehensive Income	$20,557,864	$13,389,072

Sales

For the years ended June 30, 2009 and 2008, 97.60% and 98.51% of our revenue was derived from Company Spa operations, with the remainder being Franchise Fee income.  Our sales revenue increased by $36.78 million or 55.11%, from $66.74 million for the fiscal year ended June 30, 2008 to $103.53 million for the fiscal year ended June 30, 2009.  This increase was due to:

•	A $2.59 million increase in revenues contributed by 64 Company Spas prior to June 30, 2007;
•	A $15.89 million increase in revenues contributed by 54 Company Spas acquired during the year ended June 30, 2008;
•	A $16.84 million in revenues contributed by 45 Company Spas acquired during the year ended June 30, 2009; and
•
A $1.48 million increase in revenues from franchise fees during the year ended June 30, 2009 as compared to the year ended June 30, 2008 (from $1.00 million to $2.48 million) as a result of opening 45 Franchise Spas.

We increased the number of our Company Spas from 118 as of June 30, 2008 to 163 as of June 30, 2009.

Cost of Sales

Our cost of sales increased by $17.90 million or 51.42% from $34.81 million in 2008 to $52.71 million in 2009, primarily due to the corresponding increase in sales.  Our cost of direct labor constituted 80.17% of our cost of sales for the year ended June 30, 2009.  Our direct labor costs increased by $14.38 million or 51.58% for the year ended June 30, 2009 compared to the year ended June 30, 2008.

Gross Profit and Gross Profit Margin

Our gross profit increased by 59.13% from $31.93 million in 2008 to $50.82 million in 2009 as a result of our increase in sales. After we reconstructed our business, our management team strives to keep our business activities sustainable.  The gross profit margin remained stable at approximately 48% in both fiscal 2008 and 2009.

Operating Expenses

Selling Expenses
Our selling expenses primary consist of depreciation, operating leases, water and electric, which contributed to 36.58%, 31.47%, 13.64% respectively to our selling expenses for the year ended June 30, 2009.  Other minor selling expenses consist of fuel and heating, welfare expenses, property management fee and cleaning. Our selling expenses increased by $8.47 million or 65.31% from $12.96 million for the year ended June 30, 2008, to $21.43 million for the year month ended June 30, 2009. This was a result of our increase in sales and operation activities.

General and Administrative Expenses
Our general and administrative expenses primarily consist of salaries, office expenses and welfare expenses, which contributed 72.77%, 12.44% and 3.64% respectively of our general and administrative expenses for the year ended June 30, 2009.  Other minor general and administrative expenses are depreciation, social insurance and advertising expenses. Our general and administrative expenses increased by $0.06 million or 1.10% from $5.80 million for the year ended June 30, 2008 to $5.87 million for the year ended June 30, 2009. This was primarily due to the increase of our sales and operation activities.

Income Tax Expense

Income tax expense increased by 56.47% from $1.42 million in 2008 to $2.22 million in 2009 due to the increase of our revenue.

	Year ended June 30, 2010
		Franchise fee
	Service Income	Income	Consolidated

Net sales	$128,668,575	$3,732,324	$132,400,899
Cost of sales	(67,246,568)	-	(67,246,568)
Gross profit	$61,422,007	$3,732,324	$65,154,331

	Year ended June 30, 2009
		Franchise fee
	Service Income	Income	Consolidated

Net sales	$101,047,295	$2,479,974	$103,527,269
Cost of sales	(52,711,905)	-	(52,711,905)
Gross profit	$48,335,390	$2,479,974	$50,815,364

	Year ended June 30, 2008
		Franchise fee
	Service Income	Income	Consolidated

Net sales	$65,747,841	$996,714	$66,744,555
Cost of sales	(34,810,683)	-	(34,810,683)
Gross profit	$30,937,058	$996,714	$31,933,872

LIQUIDITY AND CAPITAL RESOURCES

We have historically financed operations primarily through internally generated cash, borrowings, and advances from customers. Going forward, we believe our source of liquidity will be satisfied by using a combination of cash provided by our operating activities and proceeds from fund raisings.

The following table sets out a summary of our cash flow in 2008 to 2010:

	Year Ended June 30
	2010	2009	2008

Net cash generated from provided by operating activities	$42,523,791	$36,952,257	$26,575,305

Net cash (used in) provided by investing activities	$(31,493,480)	$(32,697,219)	$(38,969,822)

Net cash (used in) provided by financing activities	$(19,015,105)	-	$23,317,634

Net cash and cash equivalents (used) sourced	$(7,984,794)	$4,255,038	$10,923,117

Cash and cash equivalents at beginning of year	$17,447,390	$13,138,419	$1,396,535

Cash Flow from Operating Activities

We derived our cash flow from operating activities principally from receipt of payments for our service. Our cash outflow from operating activities is principally from labor costs followed by rental and supplies costs..

For 2010, we had net cash generated from operating activities of $42.5 million, which was primarily contributed by operating profit. The increase was primarily due to our sales growth from the increases in Company Spas.

For 2009, we had net cash generated from operating activities of $37.0 million, which was primarily contributed by operating profit. The increase was primarily due to our sales growth from the increases in Company Spas.

For 2008, we had net cash generated from operating activities of $26.6 million, which was primarily contributed by operating profit. The increase was primarily due to our sales growth from the increases in Company Spas.

Cash Flow from Investing Activities

Our cash outflow for investing activities is principally for purchases of property, plant and equipment, and payment of intangible assets from 2008 to 2010.   We experience significant cash outflow from the acquisitions of Company Spas.

Cash Flow from Financing Activities

We derived our cash inflow from financing activities principally from a related party. Our cash outflow from financing activities relates primarily to the repayment of debts.

For 2010, the company had net cash used in financing activities of $19 million, which was primarily due to the net cash outflow used to repay advances to a related party of $19 million.

For 2009, the company had net cash used in financing activities of $0 million.  During this time period we received a short-term loan from a related party of $7.3 million. We repaid this loan during the same fiscal year.

For 2008, the company had net cash used in financing activities of $23 million, which was primarily due to the net cash inflow from a related party’s loan of $23 million. During this time period, we received a $16.5 million long-term loan and $14 million short-term loan.  We repaid $6.86 million of the short-term loan during the same fiscal year.

INVENTORIES

Inventories were comprised of the following:

	Year ended June 30,
	2010	2009	2008

Consumables	$523,112	$361,013	$232,747
	$523,112	$361,013	$232,747

Our inventories comprise of office supplies, daily used products, uniforms, beverages, snacks and consumables. We purchase them on monthly basis; vendors will deliver the products to each stores directly. The increase of consumables was primarily due to the growth of our sales from 2008 to 2010.

INTANGIBLE ASSETS, NET

Intangible assets, net were comprised of the following:

	Year ended June 30,
	2010	2009	2008
At cost
Purchased Goodwill	$46,848,564	$32,553,605	$19,082,457
	$46,848,564	$32,553,605	$19,082,457

The increase of goodwill was primarily due to our acquisition of additional Company Stores from franchisees, from 2008 to 2010.   The average price we paid to acquire a Company Spas from 2006 until December 31, 2010 was RMB 3,969,625.  We negotiate purchase price based on sales and profit level and attractiveness of spa location.  Typically the value of the spa is significantly higher than the value of the physical assets acquired, which include leasehold improvements, furniture and supplies.  The excess over physical asset values results in Purchased Goodwill.

LONG-TERM LOAN FROM RELATED PARTY

Long-term loan from related party was comprised of the following:

	Year ended June 30,
	2010	2009	2008
Loan from Guo Jiafu, interest rate at 4.17% per annum, due June 30, 2010	$-	$-	$17,462,674

Interest paid for the years ended June 30, 2010, 2009 and 2008 was nil, nil and $592,428, respectively.

OTHER PAYABLES

Other payables were comprised of the following:

	Year ended June 30,
	2010	2009	2008

Social insurance payable	$3,432	$3,375	$3,008
	$3,432	$3,375	$3,008

Loan advances from unrelated parties were unsecured, interest-free and repayable on demand.

Quantitative And Qualitative Disclosures About Market Risk

Foreign Exchange Risk

Our reporting currency is the Renminbi. Transactions in other currencies are recorded in Renminbi at the rates of exchange prevailing when the transactions occur. Monetary assets and liabilities denominated in other currencies are remeasured into Renminbi at rates of exchange in effect at the balance sheet dates. Exchange gains and losses are recorded in our statements of operations as a component of current period earnings.

The State Administration on Foreign Exchange, or SAFE, of the PRC, under the authority of the People’s Bank of China, controls the conversion of Renminbi into foreign currencies. The principal regulation governing foreign currency exchange in the PRC is the Foreign Currency Administration Rules (1996), as amended, or the “Rules.” Under the Rules, once various procedural requirements are met, Renminbi is convertible for current account transactions, including trade and service-related foreign exchange transactions and dividend payments, but not for capital account transactions, including direct investment, loans or investments in securities outside the PRC, without prior approval of the SAFE of the PRC, or its local counterparts.

Since July 2005, the Renminbi is no longer pegged to the U.S. dollar. Although currently the Renminbi exchange rate versus the U.S. dollar is restricted to a rise or fall of no more than 0.3% per day and the People’s Bank of the PRC regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, the PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market. As of December 31, 2010, the exchange rate of RMB to USD1.0000 was RMB6.6000. On June 19, 2010, the People’s Bank of China announced the removal of the de facto peg. Following this announcement, the Renminbi appreciated from 6.7968 Renminbi per U.S. dollar on June 21, 2010 to 6.7709 Renminbi per U.S. dollar on July 2, 2010.

We conduct substantially all of our operations through our PRC operating companies, and their financial performance and position are measured in terms of Renminbi. Our solutions are primarily procured, sold and delivered in the PRC for Renminbi. The majority of our net revenue are denominated in Renminbi.

Any devaluation of the Renminbi against the U.S. dollar would consequently have an adverse effect on reported financial performance and asset values when measured in terms of U.S. dollars.

In recent years, the PRC has not experienced significant inflation, and thus inflation has not had a material impact on our results of operations.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

DESCRIPTION OF SHARE STOCK

General

We are a Cayman Islands company incorporated as an exempted company with limited liability and our affairs are governed by our memorandum and articles of association and the Companies Law (2010 Revision) of the Cayman Islands (as amended). The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.  The following summary description relating to our share capital does not purport to be complete and is qualified in its entirety by our memorandum and articles of association.

Ordinary Shares

We are authorized to issue 39,062,500 ordinary shares, par value $0.00128 per share.  Holders of ordinary shares are entitled to one vote per share and to receive dividends or other distributions when and if declared by the Board of Directors.  Prior to the Closing Date, we had 998,275 ordinary shares issued and outstanding, as well as 100,000 Series A Preference shares that included a right to convert an aggregate into 5,468,500 ordinary shares. At the Closing, we cancelled the Series A Preference shares and issued 5,468,500 ordinary shares to the holder of the Series A Preference shares and, pursuant to the Exchange Agreement, we issued 19,400,325 of our ordinary shares to the Fortune Health Shareholders, or their designees.  The 19,400,325 shares constitute 75% of all of our outstanding shares.  In addition, we have agreed to issue an additional 135,802,275 ordinary shares to the Fortune Health Shareholders, or their designees, as soon as practicable after the Company effectuates an amendment to its Articles of Association to increase its authorized ordinary shares.  Together, the 19,400,325 ordinary shares and the 135,802,275 ordinary shares equal 155,202,600 ordinary shares, or 96% of our ordinary shares on a fully-diluted basis.  On the Closing Date, pursuant to the terms of the Exchange Agreement, we completed the acquisition and acquired all the ownership of Fortune Health.

Holders of ordinary shares are entitled to one vote for each ordinary share on all matters to be voted on by the shareholders. Holders of ordinary shares do not have cumulative voting rights. Holders of ordinary shares are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of ordinary shares are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Preemptive Rights

Holders of ordinary shares have no preemptive rights to purchase ordinary shares. There are no conversion or redemption rights or sinking fund provisions with respect to the ordinary shares.

Dividend Policy
The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. We have not paid any dividends on our ordinary shares to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. We have no present intention to declare any dividends on the ordinary shares in the foreseeable future.

Transfer Agent

The Company does not have a transfer agent.

Preference Shares
We are authorized to issue 781,250 blank check preference shares, par value $0.00128 per share. On June 1, 2010 we designated and issued 100,000 Series A convertible preference shares which we sold to Millennium Group, Inc, for $10,000.  The 100,000 Series A preference shares included the right to convert into 5,468,500 ordinary shares.  Prior to the Closing Date we cancelled all such shares and we issued to Millennium Group, Inc. 5,468,500 ordinary shares.  Thus immediately following the Closing we had no preference shares issued and outstanding.

MARKET PRICE OF COMMON EQUITY, DIVIDENDS
AND OTHER SHAREHOLDER MATTERS

Market Information

There is no public market for our ordinary shares, which are not currently listed or quoted on any exchange or quotation service.

Holders of Ordinary Shares

As of May 2, 2011, there were of record 472 holders of our ordinary shares.

Dividend Policy

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our ordinary shares for the foreseeable future.

Future cash dividends, if any, will be at the discretion of our Board of Directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our Board of Directors may deem relevant. We can pay dividends only out of our profits or other distributable reserves and dividends or distribution will only be paid or made if we are able to pay our debts as they fall due in the ordinary course of business.

Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as a provision purporting to provide indemnification against actual fraud, willful default, or the consequences of committing a crime.  Our memorandum and articles of association provides that members of our board of directors and officers acting in relation to the affairs of the company shall, in the absence of actual fraud or willful neglect or default, be indemnified by the Company against all losses, damages, expenses, including traveling expenses, which any such director or officer may incur or become liable by reason of any contract enterer into, or any act or thing done by him as such director or officer or in any way in or about the execution of his or her duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company and have priority as between the shareholders over all other claims.  In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not the registrant has or would have had the power to indemnify the directors or officers against the liability as provided in our memorandum and articles of association.

Recent Sales of Unregistered Securities.

On December 1, 2008 Lunar Growth Corporation entered into a purchase agreement with certain investors for the sale of an aggregate of 300 ordinary shares for aggregate gross proceeds equal to approximately $7,143.  The sale of the securities was made pursuant Regulation S, as promulgated by the SEC under the Securities Act, and in reliance upon exemptions from registration under applicable state securities laws.  Only “non-U.S. persons” (as defined in Section 902 of the Securities Act), participated in the offering.

On June 1, 2010 Lunar Growth sold 100,000 Series A Preference Shares to Millennium Group, Inc in consideration for $10,000.  The sale of these shares was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of the Securities Act. Prior to the Closing Date, we cancelled all such shares and issued to Millennium Group, Inc. 5,468,500 ordinary shares.  As of the Closing Date we had no preference shares issued and outstanding.

Fortune Health has not engaged in any reportable transactions during the past three fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our ordinary shares as of May 2, 2011, by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of our outstanding ordinary shares, (ii) each director, and named executive officer, and (iii) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.

We had 25,867,100 ordinary shares outstanding on May 2, 2011, however, we anticipate that within the next 60 days that we will have amended our Articles of Incorporation to effect an increase of our authorized ordinary shares and will have issued an additional 135,802,275 ordinary shares immediately after such amendment.  Therefore, displays both our current beneficial ownership structure and the effect of such amendment and issuance.

Names and Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	% of Class (2)	Amount and Nature of Beneficial Ownership assuming issuance of additional 135,802,275 ordinary shares as described above (1)	% of Class (2)
Well Affluent Limited (3)	8,285,555	32.0	66,284,443	41.0

Thriving Riches Limited (4)	4,647,995	18.0	37,183,957	23.0

Solid Wise Limited (5)	3,718,396	14.4	29,747,165	18.4

Millennium Group, Inc. (6)	5,468,500	21.1	5,468,500	3.4

Tie Wang (7)	14,873,583	57.5	118,988,660	73.6

Iwamatsu Reien (8)	4,526,743	17.5	36,213,940	22.4

JiaFu Guo, Chairman of the Board (3)	0	*	0	*

Feng Wu, Chief Executive Officer, Vice Chairman to the Board of Directors (4)	0	*	0	*

Zhiyi He, Chief Financial Officer	0	*	0	*

Jincheng Lu, Chief Operating Officer & Director	0	*	0	*

Linglin Zhou, Director	0	*	0	*

Maozhong Chen, Director	0	*	0	*

All Directors and Officers as a Group (6 Persons)	12,933,550	50%	103,468,400	64%

* less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Ordinary shares subject to securities anticipated to be exercisable or convertible at or within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.
The indication herein that shares are anticipated to be beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.
(2) Based on 25,867,100 ordinary shares outstanding on May 2, 2011.

(3) The shares are held of record by Well Affluent Limited, a BVI company with an address at Room 2416, Fuxing International Merchant Plaza 186# Xinhua Rd. Wuhan People’s Republic of China 430022. Tie Wang has the power to vote and dispose of our ordinary shares held by Well Affluent Limited.  Pursuant to a call option agreement dated April 26, 2011, Tie Wang granted Jiafu Guo an option to purchase up to 100% of the ordinary shares of Well Affluent Limited at a price of $0.0001 per share upon certain conditions being met, in two tranches of 50% each. Such conditions are as follows: (i) the issuer and its subsidiaries achieving after-tax net income of at least US$2 million as determined under US GAAP for the fiscal year ended June 30, 2011, and (ii) the issuer and its subsidiaries achieving after-tax net income of at least US$4 million as determined under US GAAP for the fiscal year ended June 30, 2012 (the “Call Option Conditions”).  The address for Jiafu Guo is c/o Global Law Office, 15/F Tower 1, China Central Place, No. 81 Jianguo Road, Chaoyang District, Beijing 100025, China.  For further discussion on call option conditions, see the section of this Form 8-K entitled “Call Option Agreements,” beginning on page 6.
(4)  The shares are held of record by Thriving Riches Limited, a BVI company with an address at Room 2416, Fuxing International Merchant Plaza 186# Xinhua Rd. Wuhan People’s Republic of China 430022. Tie Wang has the power to vote and dispose of our ordinary shares held by Thriving Riches Limited.  Pursuant to a call option agreement dated April 26, 2011, Tie Wang granted Feng Wu an option to purchase up to 100% of the ordinary shares of Thriving Riches Limited at a price of $0.0001 per share in two tranches of 50% each, subject to the Call Option Conditions.  The address for Feng Wu is c/o Global Law Office, 15/F Tower 1, China Central Place, No. 81 Jianguo Road, Chaoyang District, Beijing 100025, China.  For further discussion on call option conditions, see the section of this Form 8-K entitled “Call Option Agreements,” beginning on page 6.
(5) The shares are held of record by Solid Wise Limited, a BVI company with an address at Room 2416, Fuxing International Merchant Plaza 186# Xinhua Rd. Wuhan People’s Republic of China 430022. Iwamatsu Reien has the power to vote and dispose of our ordinary shares held by Solid Wise Limited.  Pursuant to a call option agreement dated April 26, 2011, Iwamatsu Reien granted Xiangju Mu an option to purchase up to 100% of the ordinary shares of Solid Wise Limited at a price of $0.0001 per share upon certain conditions being met, in two tranches of 50% each, subject to the Call Option Conditions.  The address for Xiangju Mu is c/o Global Law Office, 15/F Tower 1, China Central Place, No. 81 Jianguo Road, Chaoyang District, Beijing 100025, China.  For further discussion on call option conditions, see the section of this Form 8-K entitled “Call Option Agreements,” beginning on page 6.
(6) The address for this shareholder is 9551 Wilshire Boulevard, Second Floor, Beverly Hills, CA 90212.  Jonathan Mork has the power to vote and dispose of the shares held by Millennium Group, Inc.
(7) Tie Wang has the power to vote and dispose of our ordinary shares held of record by Well Affluent Limited (see note 3), Thriving Riches Limited (see note 4) and Goal Fortune Limited, a BVI company that is the record holder of 929,599 of our ordinary shares as of the date of this Form 8-K and to which we are obligated to issue an additional 6,507,192 ordinary shares.  Goal Fortune Limited has an address at Room 2416, Fuxing International Merchant Plaza 186# Xinhua Rd. Wuhan People’s Republic of China 430022.  Pursuant to a call option agreement dated April 26, 2011, Tie Wang granted Mary Hu an option to purchase up to 100% of the ordinary shares of Goal Fortune Limited at a price of $0.0001 per share, in two tranches of 50% each subject to the Call Option Conditions.  Includes 1,010,434 ordinary shares held of record by Tie Wang and an additional 7,073,035 ordinary shares that we are obligated to issue to Mr. Wang. Mr. Wang has granted a purchase option for all of such shares to Kaifu Cai, which vests in two tranches of 50% each, and which is subject to the Call Option Conditions.   For further discussion on call option conditions, see the section of this Form 8-K entitled “Call Option Agreements,” beginning on page 6.
(8) Iwamatsu Reien has the power to vote and dispose of the shares held of record by Solid Wise Limited (see note 5).  Includes 808,347 ordinary shares held of record by Iwamatsu Reien and an additional 5,658,428 ordinary shares that we are obligated to issue to Mr. Reien.  Mr. Reien has granted a purchase option for all of such shares to Liu Li, which vests in two tranches of 50% each, and which is subject to the Call Option Conditions.

Item 4.01 Changes in Registrant’s Certifying Accountant

(a) Dismissal of Previous Independent Registered Public Accounting Firm

On May 2, 2011, we dismissed PMB Helin Donovan, LLP as our independent registered public accounting firm. The Board of Directors of the Company approved such dismissal on May 2, 2011.  Our Board of Directors participated in and approved the decision to change our independent registered public accounting firm. PMB Helin Donovan, LLP’s reports on our financial statements for the years ended June 30, 2010 and 2009 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles other than with respect to our ability to continue as a going concern.

In connection with the audit of our financial statements for the fiscal years ended June 30, 2010 and 2009, and the subsequent interim period through May 2, 2011, (i) there were no disagreements with PMB Helin Donovan, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to PMB Helin Donovan, LLP’s satisfaction, would have caused PMB Helin Donovan, LLP to make reference in connection with its opinion to the subject matter of the disagreement, and (ii) there were no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Attached as Exhibit 16.1 to this Current Report on Form 8-K is a copy of PMB Helin Donovan, LLP’s letter addressed to the SEC relating to the statements made by us in this Current Report on Form 8-K.

(b) Engagement of New Independent Registered Public Accounting Firm

On May 2, 2011, the Board of Directors appointed Albert Wong & Co. (“Albert Wong”) as our new independent registered public accounting firm. The decision to engage Albert Wong was approved by our Board of Directors on May 2, 2011.

Prior to May 2, 2011, we did not consult with Albert Wong regarding (1) the application of accounting principles to a specified transactions, (2) the type of audit opinion that might be rendered on our financial statements, (3) written or oral advice was provided that would be an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issues, or (4) any matter that was the subject of a disagreement between us and our predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Item 5.01  Changes In Control of the Registrant

On the Closing Date, pursuant to the terms of the Exchange Agreement, the Fortune Health Shareholders transferred all of their shares of Lunar Growth Corporation shares to us and in exchange, we issued 19,400,325 of our ordinary shares to the Fortune Health Shareholders, or their designees, constituting 75% of all our outstanding shares on fully diluted basis.  In addition, we have agreed to issue an additional 135,802,275 ordinary shares to the Fortune Health Shareholders and their assignees after we effectuate an amendment to its Articles of Association to increase our authorized ordinary shares.

Other than the transactions and agreements disclosed in this Form 8-K, we know of no arrangements, which may result in a change in control at a subsequent date.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 2, 2011, upon the closing of the transactions contemplated by the Exchange Agreement, all prior directors and officers of Lunar Growth Corporation resigned from their positions, and prior to their resignation, Jiafu Guo, Feng Wu, Jincheng Lu, Linglin Zhou and Maozhong Chen were appointed to serve as directors, provided, however, that the resignation of Joseph Rozelle as director shall be effective on the tenth day following the filing by us of an Information Statement on Schedule 14F-1 with the Securities and Exchange Commission (the “SEC”) and provided further, however, that the election of Feng Wu, Jincheng Lu, Linglin Zhou and Maozhong Chen as directors shall be effective on the tenth day following the filing by us of an Information Statement on Schedule 14F-1 with the SEC.

Joseph Rozelle, the former President and Chief Executive Officer of Lunar Growth Corporation, resigned on the Closing Date, and Feng Wu, Jincheng Lu and Zhiyi He were appointed to serve as our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively Feng Wu was also appointed as Vice Chairman of the Board of Directors.

All executive officers are elected annually by the Board of Directors for a one-year term until the election and qualification of their successors.

Set forth below is information regarding our current directors and executive officers:

Name	Age	Position
Jiafu Guo	41	Chairman of the Board of Directors (1)
Feng Wu	53	Chief Executive Officer, Vice Chairman of the Board of Directors
Zhiyi He	30	Chief Financial Officer
Jincheng Lu	46	Chief Operating Officer, Director (1)
Linglin Zhou	41	Director (1)
Maozhong Chen	46	Director (1)
Aaron Wu	25	Vice President of Investor Relations
Joseph Rozelle	37	Director(2)
(1)           Appointed as a member of our board of directors on the Closing Date, effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC.
(2)           Resigned from our board of directors on the Closing Date, effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC.

Jiafu Guo, was appointed as Chairman of our Board of Directors on May 2, 2011.  Mr. Guo is the founder of Jiafu Health, which was founded in 2006, and served as the Chairman since inception and as the Chief Executive Officer from inception through May 2009.  In 2004, Mr. Guo founded Fuqiao Health, and served as the Chairman and Chief Executive Officer until 2006.   In 1998, Mr. Guo founded Chongqing Fuqiao and from 1998-2004 served as the Chief Executive Officer.

Feng Wu was appointed as our Chief Executive Officer since May 2, 2011 and was appointed as Vice-Chairman of our Board of Directors on May 2, 2011, effective as of the tenth day after the filing by the Company of an Information Statement on Schedule 14F-1 with the SEC.  Mr. Wu has served as the Vice Chairman of the Board of Directors and Chief Executive Officer of Jiafu Health since June 2009, where he is responsible for its overall management, operating performance, strategic planning and investment planning. From 2006 until 2009, Mr. Wu served as a strategy partner to Jiafu Health, consulting on executive level business decisions.  From 2005 to 2006, Mr. Wu served as a strategy partner to Fuqiao Health, consulting on executive level business decisions.  Since 1996, Mr. Wu has served as the Chairman of Wuhan Ruifeng Estate Development Co., Ltd., Wuhan QiYuan Paint Co., Ltd., and Wuhan Tian Cheng Refractory Matter Co., Ltd..  Mr. Wu received his bachelor’s degree from Wuhan Technology University in 1981.

Zhiyi He was appointed as our Chief Financial Officer on May 2, 2011.  Mr. He has served as the Chief Financial Officer of Jiafu Health since June 2009.  From December 2007 to June 2009, Mr. He served as a Financial Manager at View Sonic Global Support Center. From February 2006 to January 2007, Mr. He served as Audit Supervisor at the Wuhan Yaqi Group.  Mr. He received his bachelor’s degree from Huazhong University of Science and Technology-Wuchang Branch in 2006.

Jincheng Lu was appointed as our Chief Operating Officer on May 2, 2011 and was appointed as a member of our Board of Directors on May 2, 2011, effective as of the tenth day after filing by the Company of an Information Statement on Schedule 14F-1 with the SEC.  Mr. Lu has served as the Chief Operating Officer and a Director at Jiafu Health since June 2008, where he is primarily responsible for expanding store presence, maintaining strict company operating standards and brand marketing.  From 2006 until May 2008, Mr. Lu served as a Regional Manager for foot massage spas for Jiafu Health and from December 2005 to 2006, Mr. Lu served as a Regional Manager of foot massage spas for Fuqiao Health. From October 2004 to November 2005, Mr. Lu served as an Office Director of Fuqiao Health.  Mr. Lu received his bachelor’s degree in Chinese Literature from Sichuan Normal University in 1990.

Linglin Zhou was appointed as a member of our Board of Directors on May 2, 2011, effective as of the tenth day after the filing by the Company of an Information Statement on Schedule 14F-1 with the SEC.  Ms. Zhou has served as a Director and Human Resources Director of Jiafu Health since June 2008, where her primary responsibilities are planning and scheduling for our massage training center and recruiting massage personnel. From 2007 to May 2008, Ms. Zhou served as a Regional Manager at Jiafu Health.  From 2006 to 2007, Ms. Zhou served as a General Manager of Hokkaido Foot massage Co., Ltd..  Mrs. Zhou received her bachelor’s degree in Chinese Literature from China Southwest Normal University in 1989.

Maozhong Chen was appointed as a member of our Board of Directors on May 2, 2011, effective as of the tenth day after the filing by the Company of an Information Statement on Schedule 14F-1 with the SEC.  Mr. Chen has served as a Director and Regional Manager for Jiafu Health since 2006.  Mr. Chen’s primary responsibilities are to manage and monitor stores in the Chongqing region. From 1999 to 2006, Mr. Chen served as General Manager of Chongqing Zhongke Construction Group.  Mr. Chen received his degree in architecture from Xihua University in 1988.

Aaron Wu was appointed as our Vice President of Investor Relations on May 2, 2011 and has served as an assistant to the Chief Executive officer of Jiafu Health since September 2009.  Mr. Wu’s responsibilities include implementation of company key strategies, and market research.  Mr. Wu received a bachelor of science in finance from George Mason University in 2009.

Joseph Rozelle.   Mr. Rozelle is still a member of the Board of Directors, but has tendered his resignation from the Board on May 2, 2011, effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC.  Mr. Rozelle has been one of our directors since 2006.  In addition, Mr. Rozelle has served as our President and Chief Financial Officer since September 2006.  Mr. Rozelle is currently the President of Nautilus Global Partners, a Limited Liability Company dedicated to facilitation of “going public” transactions for foreign and domestic operating companies on the public United States Exchanges.  Prior to joining Nautilus in 2006, Mr. Rozelle was a consultant with Accretive Solutions, providing Sarbanes-Oxley Compliance consulting and other accounting related consulting services.  Prior thereto, Mr. Rozelle worked with Momentum Equity Group, LLC and Momentum Bio Ventures as a Principal Analyst in the spring of 2002 and winter of 2003, respectively. At Momentum, Mr. Rozelle was responsible for financial modeling, due diligence, and preparation of investment summaries for client companies. Prior to joining Momentum, Mr. Rozelle was an associate with Barclays Capital in the Capital Markets Group, specializing in asset securitization. Prior thereto, he was the Assistant Vice President of Planning and Financial Analysis for a regional commercial bank and was responsible for all of the corporate financial modeling, risk analysis, mergers and acquisition evaluation, and corporate budgeting. Before his tenure in commercial banking, Mr. Rozelle served as a senior auditor with Arthur Andersen, where he was involved in a variety of filings with the SEC involving corporate mergers, spin-offs, public debt offerings, and annual reports.  Mr. Rozelle holds a Bachelors of Business Administration degree from the University of Houston and a Masters of Business Administration degree from the Jesse H. Jones School of Management at Rice University. Mr. Rozelle is also the sole director and sole executive officer of VPGI, Inc., a public corporation.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of us during the past ten years.

Executive Compensation

Compensation Discussion and Analysis

Our executive compensation program for the named executive officers (“NEOs”) is administered by the Board of Directors. These executive officers include Mr. Feng Wu, the President and Chief Executive Officer, Mr. Zhiyi He, our Chief Financial Officer and Mr. Jincheng Lu, our Chief Operating Officer.

Background and Compensation Philosophy
Our Board of Directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. No pre-established, objective performance goals or metrics have been used by the Board in determining the compensation of our executive officers.

Elements of Compensation

Our NEOs received a base salary to compensate them for services rendered during the year. We believe that our policy of compensating certain executives with a cash salary has served us well.  In the future, our board of directors may consider equity incentives, in addition to a cash base salary, to attract and retain key executive talent.

Base Salary: The value of base salary for each of our NEOs reflects his skill sets and the market value of those skill sets in the sole discretion of the Board of Directors.

Equity Incentives: The Company may use equity incentives as a method to attract and retain executive talent as a component of compensation.

Retirement Benefits: Our NEOs are not presently entitled to company-sponsored retirement benefits.

Perquisites: We have not provided our executive officers with any material perquisites and other personal benefits and, therefore, we do not view perquisites as a significant or necessary element of our executives’ compensation.

Deferred Compensation: We do not provide our NEOs the opportunity to defer receipt of annual compensation.

The following table sets forth the compensation paid or accrued by us to each of our NEOs for the past three fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary	Other	Total
Feng Wu CEO and President	2010	$147,059	-	$147,059
	2009	$220,588	-	$220,588
	2008	-	-	-

Zhiyi He Chief Financial Officer	2010	$29,411	-	$29,411
	2009	$29,411	-	$29,411
	2008	-	-	-

Jincheng Lu, Chief Operating Officer	2010	$220,588	-	$220,588
	2009	$147,059	-	$147,059
	2008	$147,059	-	$147,059

Family Relationships
Aaron Wu our Vice President of Investor relations is the son of our CEO,Feng Wu. Vice President of Investor relations is not an office position. There are no family relationships between any of our directors or executive officers.

Employment Agreements with Executive Officers
We do not have any employment agreements with our executive officers.

Director Compensation
Currently our directors serve without compensation.

Certain Relationships and Related Transactions, and Director Independence

Director Independence

Currently, we do not have any independent directors. Since our ordinary shares are not currently listed on a national securities exchange, we have used the definition of “independence” of the NASDAQ Stock Market to make this determination.

Under NASDAQ Listing Rule 5605(a)(2), an "independent director" is a "person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director."

We do not currently have a separately designated audit, nominating or compensation committee.  However, we do intend to comply with the independent director and committee composition requirements in the future.

Transactions with Related Persons

Members of our management team and our principal shareholders currently hold majority equity interests in Jiafu Health, our contractually-controlled entity in the PRC from which we derive substantially all of our revenues. We are party to a series of control agreements with Jiafu Health.  See “Item 2.01 Completion of Acquisition or Disposition of Assets - Closing of Exchange Agreement”.  In addition, certain of our officers, directors and principal shareholders serve as officers and directors of Jiafu Health and/or are shareholders of Jiafu Health. The following table sets forth the relationship of such officers, directors and principal shareholders with Jiafu Health and their respective ownership interest in Jiafu Health:

Name	Relationship with Fortune Health	Relationship with Jiafu Health	Percentage Ownership Interest in Jiafu Health
Feng Wu	Sole Director	CEO, Vice Chairman	20%

Item 5.06  Change in Shell Company Status

As described in Item 1.01 of this Current Report on Form 8-K, on the Closing Date, we acquired 100% of Fortune Health Management Limited, a BVI company that, through contractual arrangements with operating entities in the PRC, owns 240 foot massage spas in the PRC.  Pursuant to the terms of the Exchange Agreement, the Fortune Health Shareholders transferred and contributed all Fortune Health Shares to us, and we issued 19,400,325 of our ordinary shares to the Fortune Health Shareholders, or their designees, constituting 75% of all our outstanding shares on fully diluted basis.  In addition, we have agreed to issue an additional 135,802,275 ordinary shares to the Fortune Health Shareholders, or their designees, as soon as practicable after the Company effectuates an amendment to its Articles of Association to increase its authorized ordinary shares.  Together the 19,400,325 ordinary shares and the 135,802,275 ordinary shares equal 155,202,600 ordinary shares, or 96% of our ordinary shares on a fully-diluted basis.

As the result of the consummation of the transaction described above, we are no longer a shell company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statement and Exhibits.

(a)  Financial Statements of Business Acquired.
The Audited Consolidated Financial Statements of Fortune Health for the fiscal years ended June 30, 2010, 2009 and 2008 are filed as Exhibit 99.1 to this current report and are incorporated herein by reference.

The Unaudited Consolidated Financial Statements of Fortune Health for the three and six months ended December 31, 2010 are filed as Exhibit 99.2 to this current report and are incorporated herein by reference.

(b)  Pro Forma Financial Information.

Except as set forth in the paragraph below relating to pro forma per share information, a pro-forma statement of operations of the Company for the year ended June 30, 2010 and for the six months ended December 31, 2010 are not presented, as pro-forma financial information for the period would be virtually identical to the historical statement of operations of Fortune Health for each period.

Pro-forma income per share for the year ended June 30, 2010 and for the six months ended December 31, 2010 (considering the retroactive restatement to reflect the new capital structure as a result of the reverse acquisition) would be $0.16 and $0.08 respectively per share; the pro forma weighted average number of ordinary shares outstanding would be 161,669,375 for each period presented.

Pro-forma financial information as of December 31, 2010 is not presented as pro forma financial information would be virtually identical to the historical consolidated balance sheet of Fortune Health as of December 31, 2010.

(c)  Shell Company Transactions.

Reference is made to Items 9.01(a) and 9.01(b) and the exhibits referred to therein which are incorporated herein by reference.

(d)  Exhibits.

Exhibit No.	Description
2.1	Share Exchange Agreement
10.1	Form of Franchise License Agreement
10.2	Entrusted Management Agreement
10.3	Shareholder’s Voting Proxy Agreement
10.4	Exclusive Option Agreement
10.5	Exclusive Technology Service Agreement
10.6	Form of Asset Purchase Agreement for use with Franchise Spas that are sole proprietorships, individually owned businesses or partnerships
10.7	Form of Equity Transfer Agreement for use with Franchise Spas that are LLCs
10.8	Form of Management Agreement for use with Franchise Spas that are sole proprietorships, individually owned businesses or partnerships
16.1	Letter of PMB Helin Donovan, LLP
21	Subsidiaries of the Registrant
99.1	The Audited Consolidated Financial Statements of Fortune Health for the years ended June 30, 2010, 2009 and 2008

99.2	The Unaudited Consolidated Financial Statements of Fortune Health for the six months ended December 30, 2010 and 2009
99.3	Call Option Agreement between Mu Xiangju and Iwanatsu Reien
99.4	Call Option Agreement between Feng Wu and Tie Wang
99.5	Call Option Agreement between Mary Hu and Tie Wang
99.6	Call Option Agreement between Guo Jiafu and Tie Wang
99.7	Call Option Agreement between Liu Li and Iwamatsu Reien
99.8	Call Option Agreement between Cai Kaifu and Tie Wang

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 2, 2011

LUNAR GROWTH CORPORATION

By:	/s/ Feng Wu
Name: Feng Wu
Title: Chief Executive Officer